Exhibit 99.2

Media General, Inc.

Consolidated Financial Statements

December 31, 2016

Media General, Inc.

Table of Contents

Consolidated Financial Statements

December 31, 2016

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Nexstar Media Group, Inc.

Irving, Texas

We have audited the accompanying consolidated balance sheets of Media General, Inc. and its subsidiaries (the "Company") as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Media General, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Richmond, Virginia

February 28, 2017

Media General, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Years Ended
	December 31, 2016	December 31, 2015	December 31, 2014
Net operating revenue	$1,498,869	$1,304,943	$674,963
Operating costs:
Operating expenses, excluding depreciation expense	617,305	556,242	221,914
Selling, general and administrative expenses	305,408	314,951	171,484
Amortization of program license rights	48,601	48,716	21,630
Corporate and other expenses	45,181	50,368	33,007
Depreciation and amortization	161,284	168,120	66,557
Loss (gain) on disposal of property and equipment, net	816	(312)	(8,935)
Goodwill and other intangible impairment	112,511	52,862	—
Merger-related expenses	71,158	30,444	49,362
Restructuring expenses	4,957	1,558	4,840
Total operating costs	1,367,221	1,222,949	559,859
Operating income	131,648	81,994	115,104
Other (expense) income:
Interest expense	(113,245)	(119,644)	(45,704)
Debt modification and extinguishment costs	(2,541)	(3,610)	(3,513)
Gain on sale of stations	—	—	42,957
Other, net	270	6,219	129
Total other expense	(115,516)	(117,035)	(6,131)
Income (loss) before income taxes	16,132	(35,041)	108,973
Income tax expense	(44,897)	(4,688)	(52,453)
Net income (loss)	(28,765)	(39,729)	56,520
Net income (loss) attributable to noncontrolling interests (included above)	1,208	(270)	3,014
Net income (loss) attributable to Media General	$(29,973)	$(39,459)	$53,506
Other comprehensive income (loss), net of tax:
Change in unrecognized amounts included in pension and postretirement obligations net of tax of $4,473 in 2016, $2,983 in 2015 and $24,067 in 2014	(7,827)	5,221	(42,113)
Total comprehensive income (loss)	$(36,592)	$(34,508)	$14,407
Total comprehensive income (loss) attributable to Media General	$(37,800)	$(34,238)	$11,393
Earnings per common share (basic and diluted):
Net earnings (loss) per common share (basic)	$(0.23)	$(0.31)	$0.59
Net earnings (loss) per common share (diluted)	$(0.23)	$(0.31)	$0.58

Notes to Consolidated Financial Statements begin on page 8.

Media General, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except shares)

ASSETS

	December 31, 2016	December 31, 2015
Current assets:
Cash and cash equivalents	$40,839	$41,091
Trade accounts receivable (less allowance for doubtful accounts 2016 - $4,499; 2015 - $4,634)	328,931	298,474
Prepaid expenses and other current assets	10,340	15,083
Total current assets	380,110	354,648
Property and equipment, net	436,008	470,537
Other assets, net	29,954	38,070
Definite lived intangible assets, net	767,676	871,129
Broadcast licenses	1,097,100	1,097,100
Goodwill	1,451,036	1,544,624

Total assets (a)	$4,161,884	$4,376,108

Notes to Consolidated Financial Statements begin on page 8.

(a) Consolidated assets as of December 31, 2016 and 2015, include total assets of variable interest entities ("VIEs") of $138 million and $145 million, respectively, which can only be used to settle the obligations of the VIEs. See Note 1 and Note 4.

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31, 2016	December 31, 2015
Current liabilities:
Trade accounts payable	$22,327	$35,800
Accrued salaries and wages	22,307	21,465
Other accrued expenses and other current liabilities	95,988	95,500
Current installments of long-term debt	3,200	3,804
Current installments of obligation under capital leases	800	859
Total current liabilities	144,622	157,428
Long-term debt	2,039,924	2,199,110
Long-term capital lease obligations	13,346	14,012
Deferred tax liability	347,267	315,234
Retirement and postretirement plans	181,565	182,987
Other liabilities	24,952	34,920
Total liabilities (b)	2,751,676	2,903,691
Commitments and contingencies (Note 13)
Noncontrolling interests	2,892	24,447
Stockholders' equity:
Preferred stock (no par value): authorized 50,000,000 shares; none outstanding	—	—
Common stock (no par value): Voting common stock, authorized 400,000,000 shares; issued 129,436,569 and 128,600,384	1,302,748	1,305,155
Accumulated other comprehensive loss	(39,051)	(31,224)
Retained earnings	143,619	174,039
Total stockholders' equity	1,407,316	1,447,970
Total liabilities, noncontrolling interests and stockholders' equity	$4,161,884	$4,376,108

Notes to Consolidated Financial Statements begin on page 8.

(b) Consolidated liabilities as of December 31, 2016, and 2015, include total liabilities of VIEs of $30 million and $38 million, respectively, for which the creditors of the VIEs have no recourse to the Company, except for certain of the debt, which the Company guarantees. See Note 1 and Note 4.

Media General, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands)

			Accumulated
			Other		Total
	Common Stock		Comprehensive	Retained	Stockholders'
	Voting	Non-Voting	Income (Loss)	Earnings	Equity
Balance at December 31, 2013	$557,754	$12,483	$5,668	$161,076	$736,981
Net income	—	—	—	53,506	53,506
LIN Merger transaction	737,563	—	—	—	737,563
Change in pension and postretirement, net of tax	—	—	(42,113)	—	(42,113)
Conversion of common stock	12,483	(12,483)			—
Exercise of stock options	603	—	—	—	603
Performance accelerated restricted stock	(163)	—	—	—	(163)
Stock-based compensation	7,361	—	—	—	7,361
Amendment to Directors' Deferred Compensation Plan	5,987	—	—	—	5,987
Other	696	—	—	—	696
Balance at December 31, 2014	$1,322,284	$—	$(36,445)	$214,582	$1,500,421
Net loss	—	—	—	(39,459)	(39,459)
Change in pension and postretirement, net of tax	—	—	5,221	—	5,221
Exercise of stock options	2,902	—	—	—	2,902
Performance accelerated restricted stock	(779)	—	—	—	(779)
Stock-based compensation	14,045	—	—	—	14,045
Share repurchases	(33,724)	—	—	—	(33,724)
Revaluation of noncontrolling interest	—	—	—	(1,084)	(1,084)
Other	427	—	—	—	427
Balance at December 31, 2015	$1,305,155	$—	$(31,224)	$174,039	$1,447,970
Net loss	—	—	—	(29,973)	(29,973)
Change in pension and postretirement, net of tax	—	—	(7,827)	—	(7,827)
Exercise of stock options	2,272	—	—	—	2,272
Stock-based compensation	6,732	—	—	—	6,732
Revaluation of noncontrolling interest	(12,094)	—	—	(447)	(12,541)
Other	683	—	—	—	683
Balance at December 31, 2016	$1,302,748	$—	$(39,051)	$143,619	$1,407,316

Notes to Consolidated Financial Statements begin on page 8.

Media General, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended
	December 31, 2016	December 31, 2015	December 31, 2014
Cash flows from operating activities:
Net income (loss)	$(28,765)	$(39,729)	$56,520
Adjustments to reconcile net income (loss):
Deferred income tax expense	36,673	2,380	44,285
Depreciation and amortization	161,284	168,120	66,557
Amortization of program license rights	48,601	48,716	21,630
Goodwill and other intangible impairment	112,511	52,862	—
Amortization of debt premiums, discounts and issue costs	7,415	7,357	3,721
Loss (gain) on disposal of property and equipment, net	816	(312)	(8,935)
Stock-based compensation	6,732	14,045	4,071
Debt modification and extinguishment costs	2,541	3,610	3,513
Gain on relocation of spectrum	—	(5,620)	—
Gain on sale of stations	—	—	(42,957)
Change in assets and liabilities:
Program license rights, net of liabilities	(49,565)	(44,727)	(21,834)
Trade accounts receivable	(31,880)	(19,649)	(2,658)
Trade accounts payable, accrued expenses and other liabilities	(13,026)	(24,734)	(4,597)
Contributions to retirement plans	(4,173)	(5,499)	(49,879)
Other, net	(1,589)	128	(915)
Net cash provided by operating activities	247,575	156,948	68,522
Cash flows from investing activities:
Capital expenditures	(45,840)	(59,126)	(36,615)
Proceeds from the sale of property and equipment	6,265	2,060	25,914
Payments for acquisition of station assets	—	—	(175,662)
Proceeds from station sales	—	—	357,315
Cash and cash equivalents acquired in merger transaction	—	—	25,507
Cash consideration LIN Merger	—	—	(763,075)
Collateral refunds related to letters of credit	—	—	980
Decrease (increase) in restricted cash at qualified intermediary	—	119,903	(119,903)
Proceeds from spectrum relocation	—	3,120	—
Other, net	(164)	(28)	(283)
Net cash (used) provided by investing activities	(39,739)	65,929	(685,822)
Cash flows from financing activities:
Borrowings under Media General Revolving Credit Facility	60,000	—	10,000
Repayment of borrowings under Media General Revolving Credit Facility	(60,000)	—	(10,000)
Borrowings under Media General Credit Agreement	—	—	889,687
Repayment of borrowings under Media General Credit Agreement	(170,000)	(160,000)	(84,000)
Borrowings under 2022 Senior Notes	—	—	398,000
Repayment of 2021 Notes	—	(15,000)	—
Repayment of borrowings under Shield Media Credit Agreement	(3,200)	(2,400)	(2,400)
Repayment of other borrowings	(950)	(1,161)	—
Debt payoff LIN Merger	—	—	(577,610)
Cash paid for debt modification	—	(4,288)	(35,198)

Repurchase of shares	—	(33,724)	—
Payment for acquisition of noncontrolling interest	(35,305)	(10,872)	—
Exercise of stock options	2,272	2,902	603
Other, net	(905)	(1,163)	520
Net cash (used) provided by financing activities	(208,088)	(225,706)	589,602
Net decrease in cash and cash equivalents	(252)	(2,829)	(27,698)
Cash and cash equivalents at beginning of year	41,091	43,920	71,618
Cash and cash equivalents at end of year	$40,839	$41,091	$43,920
Cash paid:
Interest	$104,648	$113,140	$45,172
Income taxes, net	$4,497	$5,073	$1,741
Non cash investing activity: Merger transactions	$—	$—	$(736,289)

Notes to Consolidated Financial Statements begin on page 8.

Media General, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Basis of Presentation

On  January 17, 2017 (the "Closing Date"), Media General, Inc. (the “Company”) was acquired by Nexstar Broadcasting Group, Inc. (“Nexstar”) pursuant to an agreement signed in January of 2016 as described more fully below (the "Nexstar transaction").  The Company merged into and is part of a new entity named Nexstar Media Group.  As of the Closing Date, all of the Company’s subsidiaries became subsidiaries of Nexstar Media Group and the Company ceased to exist.

In September 2015, the Company announced a merger agreement under which the Company would have acquired all of the outstanding common stock of Meredith Corporation (“Meredith”) in a cash and stock transaction.  Later in September of 2015 the Company received an unsolicited proposal from Nexstar to acquire all of the outstanding common stock of  the Company.  Following discussion between the various parties, in January 2016 Media General terminated its agreement with Meredith, with the Company paying Meredith a $60 million termination fee and providing Meredith with an opportunity to negotiate for the purchase of certain broadcast and digital assets owned by the Company.  Immediately thereafter, the Company entered into an agreement with Nexstar that was consummated on January 17, 2017. Nexstar acquired all outstanding shares of Media General for $10.55 per share in cash, 0.1249 shares of Nexstar Class A common stock for each Media General share and a contingent value right ("CVR") that is expected to be in the range of $1.70 to $2.10 per share.  The cash consideration and the stock consideration were fixed while the CVR's value was based upon the net proceeds from the disposition of  spectrum in the Federal Communications Commission's ("FCC") Incentive Auction. Merger-related expenses include the Meredith termination fee, legal and professional fees for the Meredith and Nexstar transactions totaling $70 million during 2016.  Merger-related expenses for the years ended December 31, 2015 and 2014 were $30 million and $49 million, respectively.

Also on January 17, 2017, Nexstar Media Group divested the following: Nexstar's WCWJ station in Jacksonville, Florida and the Company's WSLS-TV station in Roanoke-Lynchburg, Virginia to Graham Media Group, Inc.; Nexstar's KADN-TV and KLAF-LD stations in Lafayette, Louisiana to Bayou City Broadcasting Lafayette, Inc.; Nexstar's KREG-TV station in Denver, Colorado to Marquee Broadcasting, Inc.; the Company's WBAY-TV station in Green Bay, Wisconsin and KWQC-TV station in Davenport-Moline-Rock Island, Iowa to Gray Television Group, Inc.; the Company's KIMT station in Rochester, Minnesota, WTHI-TV station in Terre Haute, Indiana, WLFI-TV station in Lafayette, Indiana, as well as Nexstar's WFFT-TV station in Ft. Wayne, Indiana and KQTV station in Saint Joseph, Missouri to USA Television MidAmerica Holdings, LLC; and the Company's KASA-TV station in Albuquerque, New Mexico to Ramar Communications, Inc.

On December 19, 2014, the Company and LIN Media LLC ("LIN") were combined in a business combination ("LIN Merger").

Fiscal Year

The Company’s fiscal year ends on December 31 for all years presented.

Subsequent Events

The Company has evaluated subsequent events through February 28, 2017, the date the consolidated financial statements were available to be issued.

Principles of Consolidation

The consolidated financial statements include the financial statements of the Company prior to the Nexstar transaction including its wholly owned subsidiaries and certain variable interest entities (“VIEs”) for which the Company is considered to be the primary beneficiary. Intercompany accounts and transactions have been eliminated in consolidation. The equity method of accounting is used for investments in companies in which the Company has significant influence. Generally, this represents investments comprising approximately 20 to 50 percent of the voting stock of companies or certain partnership interests.

In determining whether the Company is the primary beneficiary of a VIE for financial reporting purposes, the Company considers whether it has the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and whether it has the obligation to absorb losses or the right to receive returns that would be significant to the VIE.  Assets of consolidated VIE’s can only be used to settle the obligations of that VIE.  As discussed in Note 4, the Company consolidates the results of WXXA, WLAJ, WBDT, WYTV, KTKA, KWBQ, KRWB and KASY pursuant to the VIE accounting guidance. All of the liabilities are non-recourse to the Company, except for certain of the debt, which the Company guarantees. As discussed in Note 6, the Company is also the primary beneficiary of the VIE that holds the Supplemental 401(k) Plan’s investments and consolidates the plan accordingly.

The Company has two reportable segments, “Broadcast” and “Digital” that are disclosed separately from our corporate activities. The Broadcast segment includes 71 television stations that are either owned, operated or serviced by the Company in 48 markets, all of which are engaged principally in the sale of television advertising. The Digital segment includes the operating results of the Company's digital businesses as well as the business operations related to the television station companion websites.

Prior to the Nexstar transaction, the Company guaranteed all of LIN Television's debt and the debt of its consolidated VIEs. All of the consolidated wholly owned subsidiaries of LIN Television fully and unconditionally guaranteed LIN Television's 5.875% Senior Notes due 2022 (the “2022 Notes”) and the 6.375% Senior Notes due 2021 (the “2021 Notes”) on a joint-and-several basis, subject to customary release provisions.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s significant accounting policies are described below.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company re-evaluates its estimates on an ongoing basis. Actual results could differ from those estimates.

Revenue Recognition

Advertising Revenue

The Company’s primary source of revenue is the sale of advertising time on its television stations. Advertising revenue is recognized when advertisements are aired. Agency commissions related to broadcast advertising are recorded as a reduction of revenue.  Broadcast advertising revenue represented approximately 60%, 62% and 73% of gross operating revenues for the years ended December 31, 2016, 2015 and 2014, respectively.

Retransmission Consent Revenue

The Company receives consideration from certain satellite and cable providers in return for the Company’s consent to the retransmission of the signals of its television stations. Retransmission consent revenue is recognized on a per subscriber basis in accordance with the terms of each contract. Retransmission consent revenue represented approximately 28%, 25% and 19% of gross operating revenues for the years ended December 31, 2016, 2015 and 2014, respectively.

Digital Revenue

The Company recognizes revenue generated by its digital companies over the service delivery period when necessary provisions of the contracts have been met. In addition, for the sale of third-party products and services by its digital companies, the Company evaluates by type of contract to determine whether it is appropriate to recognize revenue based on the gross amount billed to the customer or the net amount retained by the Company. Also included in digital revenue is revenue earned by the television station websites.

Other Revenue

The Company generates revenue from other sources, which include commercial production and tower space rental income.

Barter Arrangements

The Company, in the ordinary course of business, provides advertising airtime to certain customers in exchange for products or services. Barter transactions are recorded on the basis of the estimated fair value of the advertising spots delivered or the fair value of the goods or services received, whichever is more clearly indicative of fair value based on judgment of our management.  Revenue is recognized as the related advertising is broadcast and expenses are recognized when the merchandise or services are consumed or utilized. Barter revenue programming transactions amounted to approximately $9.0 million, $18.7 million and $14.3 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Network Compensation

Of the Company’s 71 stations 23 are affiliated with CBS, 13 with NBC, 12 with ABC, 8 with FOX, 8 with CW and 7 with MyNetworkTV. Network compensation is determined based on the contractual arrangements with the Company’s affiliates and is recognized within operating expenses over the term of the arrangement.

Cash and Cash Equivalents

Cash in excess of current operating needs is invested in various short-term instruments carried at cost that approximates fair value. Those short-term investments having an original maturity of three months or less are classified in the balance sheet as cash equivalents.

Trade Accounts Receivable and Concentration of Credit Risk

The Company provides advertising airtime to national, regional and local advertisers within the geographic areas in which the Company operates. Credit is extended based on an evaluation of the customer’s financial condition, and advance payment is not generally required. The Company routinely assesses the financial strength of significant customers, and this assessment, combined with the size and geographic diversity of its customer base, limits its concentration of risk with respect to trade receivables. The Company maintains an allowance for doubtful accounts based on both the aging of accounts at period end and specific reserves for certain customers. Accounts are written off when deemed uncollectible.

Self-insurance

The Company self-insures for certain employee medical and disability benefits, workers’ compensation costs, as well as automobile and general liability claims. The Company’s responsibility for medical, workers’ compensation and auto and general liability claims is capped at a certain dollar level (generally $100 thousand to $525 thousand depending on claim type). Insurance liabilities are calculated on an undiscounted basis based on actual claim data and estimates of incurred but not reported claims. Estimates for projected settlements and incurred but not reported claims are based on development factors, including historical trends and data, provided by a third party.

Program License Rights

Program license rights are recorded as assets when the license period begins and the programs are available for use. Capitalized program license rights are stated at the lower of unamortized cost or estimated net realizable value. Program license rights are amortized to operating expense over the estimated broadcast period in an amount equal to the relative benefit that is expected to be derived from the airing of the program. Program license rights with lives greater than one year, in which the Company has the right to multiple showings, are amortized using an accelerated method. Program rights with lives of one year or less are amortized on a straight-line basis over the life of the program. Capitalized program rights expected to be amortized in the succeeding year and amounts payable within one year are classified as current assets and liabilities, respectively. Capitalized program license rights are evaluated on a periodic basis to determine if estimated future net revenues support the recorded basis of the asset. If the estimated net revenues are less than the current carrying value of the capitalized program rights, the Company will reduce the program rights to net realizable value.

Company-owned Life Insurance

The Company owns life insurance policies on executives, current employees, former employees and retirees. Management considers these policies to be operating assets. Cash surrender values of life insurance policies are presented net of policy loans. Borrowings and repayments against company-owned life insurance are reflected in the operating activities section of the Statement of Cash Flows.

Property and Equipment

Property and equipment acquired in the normal course of business are stated at cost, less accumulated depreciation.   Assets acquired through acquisitions and mergers were recorded at fair value as of the date of the respective business combination. Equipment under capital leases are stated at the present value of the future minimum lease payments at the inception of the lease, less accumulated amortization. Major renovations and improvements as well as interest cost incurred during the construction period of major additions are capitalized. Expenditures for maintenance, repairs and minor renovations are charged to expense as incurred.

Depreciation and amortization of property and equipment are calculated on a straight-line basis over the estimated useful lives of the assets. Equipment held under capital leases are generally amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Depreciation deductions are computed by accelerated methods for income tax purposes. The estimated useful lives of depreciable assets are as follows:

Classification	Estimated Useful Lives (years)
Land improvements	10 - 40
Buildings and building improvements	10 - 40
Broadcast equipment and other	3 - 15

Intangible and Other Long-Lived Assets

Intangible assets consist of goodwill (which is the excess of purchase price over the net identifiable assets of businesses acquired), broadcast licenses, network affiliations, advertiser relationships and favorable lease interests. Indefinite-lived intangible assets (goodwill and broadcast licenses) are not amortized, but finite-lived intangibles (network affiliations, advertiser relationships and favorable lease interests) are amortized using the straight-line method over periods ranging from one to 20+ years.

Annually, or more frequently if impairment indicators are present, management evaluates the recoverability of indefinite-lived intangibles using estimated discounted cash flows and market factors to determine fair value. When indicators of impairment are present, management evaluates the recoverability of long-lived tangible and finite-lived intangible assets by reviewing current and projected profitability using undiscounted cash flows of such assets.

Broadcast licenses are granted by the FCC for maximum terms of eight years and are subject to renewal upon application to the FCC. The licenses remain in effect until action on the renewal applications has been completed. The Company’s ABC network affiliation agreements are due for renewal in approximately four and one-half years. The Company’s CBS network affiliation agreements are due for renewal in a weighted-average period of approximately three years. The Company’s NBC network affiliation agreements are due for renewal in a period of approximately one year. The Company’s CW affiliation is due for renewal within four and one-half years. The FOX affiliation agreements expire in one year. The Company’s affiliation with MyNetworkTV expires in September 2017. The Company currently expects that it will renew these network affiliation agreements prior to their expiration dates. Direct costs associated with renewing or extending intangible assets have historically been insignificant and are expensed as incurred.

Income Taxes

The Company provides for income taxes using the asset and liability method. The provision for, or benefit from, income taxes includes deferred taxes resulting from temporary differences in income for financial statement and tax purposes. Such temporary differences result primarily from differences in the carrying value of assets and liabilities. Valuation allowances are established when it is estimated that it is “more likely than not” that the deferred tax asset will not be realized. The evaluation prescribed includes the consideration of all available evidence regarding historical operating results, including the estimated timing of future reversals of existing taxable temporary differences, estimated future taxable income exclusive of reversing temporary differences and carryforwards and potential tax planning strategies which may be employed to prevent an operating loss or tax credit carryforward from expiring unused. Future taxable income may be considered with the achievement of positive cumulative financial reporting income (generally the current and two preceding years). Once a valuation allowance is established, it is maintained until a change in factual circumstances gives rise to sufficient income of the appropriate character and timing that will allow a partial or full utilization of the deferred tax asset. Residual deferred taxes related to comprehensive income items are removed from comprehensive income and affect net income when final settlement of the items occurs. The Company and its subsidiaries file a consolidated federal income tax return, and combined and separate state tax returns as appropriate.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. The determination is based on the technical merits of the position and presumes that each uncertain tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information. The Company recognizes interest and penalties relating to uncertain tax positions within income tax expense.

Comprehensive Income

The Company’s comprehensive income consists of net income and unrecognized actuarial gains and losses on its pension and postretirement liabilities, net of income tax adjustments and, when applicable, recognition of deferred gains or losses on derivatives designated as hedges.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, trade accounts receivable, trade accounts payable and accrued liabilities approximate their fair value. See Note 9 regarding the fair value of long-term debt and other financial instruments.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board (“IASB”) issued a converged standard on revenue recognition from contracts with customers, Accounting Standards Update ("ASU") 2014-09 (Topic 606 and IFRS 15). This standard will supersede nearly all existing revenue recognition guidance. In August 2015 the FASB issued ASU 2015-14 Revenue From Contracts With Customers: Deferral of the Effective Date which defers the effective date of ASU 2014-09 until fiscal years, and interim periods within those years, beginning after December 15, 2017. In April and May 2016, the Board issued accounting standard updates, 2016-10 Identifying Performance Obligations and Licensing, and 2016-12 Revenue From Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, respectively. Collectively, these updates along with ASU 2014-09 and ASU 2015-14 form the new revenue recognition standard that is effective for fiscal years beginning after December 15, 2017, with early adoption permitted for fiscal years beginning after December 15, 2016.

In April 2015, the FASB issued ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”).  ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability.  ASU 2015-03 is effective for annual periods beginning on or after December 15, 2015.  The Company adopted this guidance as of January 1, 2016 and $23 million was reclassified to reduce "Long-term  debt" as of December 31, 2016. In order to conform to the presentation adopted, $32 million was reclassified from “Other assets, net”  to "Long-term debt" in the 2015 figures presented on the Consolidated Condensed Balance Sheet and in Note 14 Guarantor Financial Information. Approximately $285 thousand was reclassified from "Other assets, net" to Long-term debt" in the 2015 figures presented in Note 4 Variable Interest Entities as a reduction in Long-term debt upon adoption of the guidance in early 2016.

In February 2016, the FASB issued ASU 2016-02, Leases, which requires the lease rights and obligations arising from lease contracts, including existing and new arrangements, to be recognized as assets and liabilities on the balance sheet. ASU 2016-02 is effective for reporting periods beginning after December 15, 2018, with early adoption permitted.

In March 2016, the FASB released ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU includes multiple provisions intended to simplify various aspects of the accounting for share-based payments. The ASU is effective for public companies in annul periods beginning after December 15, 2016, and interim periods within those years.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments. The ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The ASU is effective for public companies in annual periods beginning after December 15, 2017, and interim periods within those years.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU aims to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test, no longer requiring entities to calculate the implied fair value of goodwill following the procedures that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. The ASU should be adopted for public companies for its annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.

The Company is currently evaluating the impact of these new accounting pronouncements on its consolidated financial statements.

Note 2: Mergers, Acquisitions, and Dispositions

LIN Merger

In December of 2014, Media General and LIN were combined under a newly formed holding company, that was renamed Media General. In connection with the LIN Merger, the Company issued a total of approximately 41,239,715 shares of voting common stock and paid approximately $763 million in cash to the former LIN shareholders. The total purchase price of the LIN Merger was approximately $2.5 billion. The LIN Merger was financed using proceeds from the Company and LIN Television’s borrowings under the credit agreement, as defined and more fully described in Note 9.

In connection with the LIN Merger, the Company sold WJAR-TV in Providence, RI, WLUK-TV and WCWF-TV in Green Bay-Appleton, WI, certain assets of WTGS-TV in Savannah, GA, WJCL-TV in Savannah, GA, WVTM-TV in Birmingham, AL and WALA-TV in Mobile, AL for approximately $360 million and purchased KXRM-TV and KXTU-LD in Colorado Springs, CO and WTTA-TV in Tampa, FL for approximately $93 million. The sales of these stations resulted in a gain on sale of approximately $43 million in the results of operations for the year ended December 31, 2014. The assets of the stations sold included goodwill of approximately $84 million.

The results of operations for the year ended December 31, 2014 include the results of LIN from December 19, 2014 through December 31, 2014. Net operating revenues and operating loss of LIN included in the consolidated statements of comprehensive income, were $25 million and $1.2 million, respectively, for the year ended December 31, 2014.

The Company incurred $4.3 million and $33 million of investment banking, legal and accounting fees and expenses during the years ended December 31, 2015 and 2014, respectively, related to the LIN Merger.

As discussed in Note 7, the Company recorded a goodwill impairment charge of $113 million and $53 million related to its LIN Digital business during the third quarters of 2016 and 2015, respectively.

Acquisition of WHTM

On September 1, 2014, the Company completed the acquisition of WHTM, a television station located in Harrisburg, Pennsylvania for approximately $83.5 million, including assumed liabilities. This transaction was accounted for as a purchase and has been included in the Company’s consolidated results of operations since the date of acquisition.

The results of operations for the year ended December 31, 2014 include the results of WHTM from September 1, 2014 through December 31, 2014. Net operating revenues and operating income of WHTM included in the consolidated statements of comprehensive income, were $8.7 million and $3.2 million, respectively, for the year ended December 31, 2014.

During the year ended December 31, 2014, the Company incurred approximately $0.2 million of transition related expenses related to the WHTM acquisition.

The following table sets forth unaudited pro forma results of operations, assuming that the LIN Merger, the acquisition of WHTM and the consolidation of the VIEs described in Note 4, occurred at the beginning of the year preceding the year of acquisition:

(In thousands, except per share amounts)	2014
Net operating revenue	$1,345,275
Net loss	(41,901)
Net loss attributable to Media General	(47,767)
Loss per share - basic and diluted	(0.53)

The proforma financial information presented above is based on historical results of operations, adjusted for the allocation of the purchase price and other acquisition accounting adjustments, and is not necessarily indicative of what the combined company's results would have been had the transactions occurred as of January 1, 2014. The results include $60 million in pretax impairment charges and a similar amount of stock-based compensation, most of which related to the merger and will not recur. The pro forma adjustments include adjustments to depreciation and amortization expense due to the increased value assigned to property and equipment and intangible assets; adjustments to stock-based compensation expense due to the revaluation of stock options and performance accelerated restricted stock and the issuance of deferred stock units to certain executive officers; adjustments to interest expense to reflect the refinancing of the Company's debt and the related tax effects of the adjustments.

Pro forma results for 2014 presented above, exclude $75 million of merger-related expenses recognized on the consolidated statement of comprehensive income. Additionally, results for 2014 also exclude $3.5 million of debt modification and extinguishment costs. These costs were not included in the pro forma amounts above as they are non-recurring in nature.

Note 3: Segment Information

The Company has two reportable operating segments, “Broadcast” and “Digital” that are disclosed separately from our corporate activities. The Broadcast segment includes 71 television stations that are either owned, operated or serviced by the Company in 48 U.S. markets, all of which are engaged principally in the sale of television advertising. The Digital segment includes the operating results of the Company's digital businesses as well as the business operations related to the television station companion websites. Unallocated corporate expenses primarily include costs to operate as a public company and to operate corporate locations.

The Company identifies operating segments based on how the chief operating decision maker (“CODM”) allocates resources, assesses performance and makes decisions. The CODM is the President, and Chief Executive Officer. The CODM evaluates performance and allocates resources based on operating income or loss for the Broadcast and Digital segments, excluding non-segment expenses.

	Years Ended
(in thousands)	December 31, 2016	December 31, 2015	December 31, 2014
Revenues
Broadcast	$1,333,578	$1,150,444	$644,026
Digital	165,291	154,499	30,937
Net operating revenue	$1,498,869	$1,304,943	$674,963

	Years Ended
(in thousands)	December 31, 2016	December 31, 2015	December 31, 2014
Operating income (loss)
Broadcast	$514,264	$386,865	$254,506
Digital	13,291	(1,831)	5,429
Segment operating income	527,555	385,034	259,935
Corporate and other expenses	(45,181)	(50,368)	(33,007)
Depreciation and amortization	(161,284)	(168,120)	(66,557)
(Loss) gain related to property and equipment, net	(816)	312	8,935
Goodwill and other asset impairment	(112,511)	(52,862)	—
Merger-related expenses	(71,158)	(30,444)	(49,362)
Restructuring expenses	(4,957)	(1,558)	(4,840)
Operating income	$131,648	$81,994	$115,104

(in thousands)	December 31, 2016	December 31, 2015
Assets
Broadcast	$3,889,409	$3,971,390
Digital	193,528	313,849
Segment assets	4,082,937	4,285,239
Corporate	78,947	90,869
Total assets	$4,161,884	$4,376,108

	Years Ended
(in thousands)	December 31, 2016	December 31, 2015	December 31, 2014
Capital Expenditures
Broadcast	$38,454	$45,393	$34,322
Digital	6,556	10,866	701
Segment capital expenditures	45,010	56,259	35,023
Corporate	830	2,867	1,592
Total capital expenditures	$45,840	$59,126	$36,615

Note 4: Variable Interest Entities

Certain of the Company's broadcast stations provide services to other station owners within the same market via Joint Sales Agreements (“JSA”) and/or Shared Service Agreements (“SSA”). The Company has JSA and/or SSA agreements with eight stations.  Depending on the specific terms of these agreements, the Company may provide a variety of operational and administrative services, assume an obligation to reimburse certain expenses of the stations and guarantee certain external borrowings by the station parent companies (refer to Note 9 for guarantee of borrowings). The Company is compensated for these services through performance based and/or administrative fees. Under certain JSAs, the Company has an option to acquire the related station at any time, subject to FCC consent, until the expiration of the applicable JSA. The Company has determined that the stations with which it has JSAs and/or SSAs, and certain of their parent companies, are VIEs as a result of the terms of the agreements.

The Company is the primary beneficiary of the VIEs, because (a) subject to the ultimate control of the broadcast licensees, the Company has the power to direct the activities which can significantly impact the economic performance of the VIEs through the services the Company provides and (b) the Company absorbs returns and losses which would be considered significant to the VIEs. Therefore, the financial results and financial position of these entities have been consolidated by the Company in accordance with the VIE accounting guidance.

The carrying amounts and classification of the assets and liabilities of the consolidated VIE entities described above, which have been included in the consolidated balance sheets as of December 31, 2016 and 2015 were as follows:

(In thousands)	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$3,297	$3,693
Trade accounts receivable (less allowance for doubtful accounts 2016 - $100; 2015 - $94)	9,370	9,798
Prepaid expenses and other current assets	754	796
Total current assets	13,421	14,287
Property and equipment, net	1,759	1,904
Other assets, net	511	3,094
Definite lived intangible assets, net	29,184	32,244
Broadcast licenses	71,300	71,300
Goodwill	21,859	21,859
Total assets	$138,034	$144,688
Liabilities
Current liabilities
Trade accounts payable	$32	$16
Other accrued expenses and other current liabilities	1,738	2,221
Current installments of long-term debt	3,200	3,804
Total current liabilities	4,970	6,041
Long-term debt	20,646	24,062
Other liabilities	4,134	8,310
Total liabilities	$29,750	$38,413

The assets of the Company’s consolidated VIEs can only be used to settle the obligations of the VIEs and may not be sold, or otherwise disposed of, except for assets sold or replaced with others of like kind or value. At December 31, 2016, the Company has an option to acquire the assets or member's interest of the VIE entities that it may exercise if the FCC attribution rules change to permit the Company to acquire such interest. The option exercise price is of nominal value and significantly less than the carrying value of their tangible and intangible net assets. The options are carried at zero on the Company’s consolidated balance sheet, as any value attributable to the options is eliminated in the consolidation of the VIEs. In May 2016, the United States Court of Appeals for the Third Circuit vacated the FCC's 2014 rule attributing JSAs for purposes of the media ownership rules if they permitted a television licensee to sell more than 15% of the commercial inventory of a television station owned by a third party in the same market. On August 10, 2016, the FCC adopted a Second Report and Order that reinstated the attribution of JSAs. However, JSAs in existence before March 31, 2014 (including the Company's) were grandfathered, meaning that they will not be counted as attributable and may be transferred or assigned until September 30, 2025.

 In December 2016 and July 2015 the Company received bonus payments of $4 million and $9 million, respectively, from its consolidated VIEs and these funds became available to settle the obligations of the Company.

Note 5: Common Stock

Common Stock

The following table shows common stock activity for the years ended December 31, 2016, 2015 and 2014:

	Voting Shares	Non-voting Shares
Balance at December 31, 2013	87,695,495	828,885
Directors Deferred Compensation Plan	172,557	—
LIN Merger	41,197,003	—
Exercise of stock options	106,798	—
Conversion of non-voting shares	828,885	(828,885)
Performance accelerated restricted stock and restricted share awards	(69,086)	—
Other	160	—
Balance at December 31, 2014	129,931,812	—
Directors Deferred Compensation Plan	155,602	—
Exercise of stock options	597,147	—
Employee Stock Purchase Plan	16,815	—
Share repurchases	(2,087,506)	—
Performance accelerated restricted stock and restricted share awards	(13,333)	—
Other	(153)	—
Balance at December 31, 2015	128,600,384	—
Directors Deferred Compensation Plan	25,000	—
Exercise of stock options	523,837	—
Employee Stock Purchase Plan	29,032	—
Restricted share awards	257,222	—
Other	1,094	—
Balance at December 31, 2016	129,436,569	—

On December 19, 2014, pursuant to the LIN Merger, each outstanding share of LIN common stock was converted into the right to receive an amount in cash equal to $25.97 or 1.4714 shares of no par value voting common stock of Media General. Media General issued 41,197,003 shares of voting common stock to LIN’s equity holders to effect the LIN Merger.

Note 6: Stock-Based Compensation

Long-Term Incentive Plan

The Company’s Long-Term Incentive Plan (“LTIP”) is administered by the Compensation Committee and permits the grant of stock-based awards to key employees in the form of nonqualified stock options (Non-Qualified Stock Option Plan), non-vested shares (Performance Accelerated Restricted Stock Plan (“PARS”)) and, both Time-Based and Performance-Based Restricted Stock Units.

At December 31, 2016, approximately 5.2 million shares remained available for grants of PARS, Restricted Stock Units, stock options, Deferred Stock and other Stock-Based Awards under the LTIP. There were no new grants made by the Company during 2016 under the LTIP.

Time-Based Restricted Stock Units (Time-Based RSUs)

During the year ended December 31, 2015, the Board of Directors of the Company approved the grant of Time-Based RSUs to certain executives under the LTIP. The Time-Based RSUs were expected to vest over a three-year period. 25% vested on February 26, 2016, 25% vest on February 26, 2017, and the remaining 50% vest on February 26, 2018. The Company valued the Time-Based RSUs as of the grant date of April 23, 2015 using the closing share price of $16.88 on that date. The following is a summary of Time-Based RSUs:

		Weighted- Average
(In thousands, except per share amounts)	Shares	Fair Value
Nonvested balance - 1/1/2016	301	$16.88
Granted	—	$16.88
Vested	(64)	$16.88
Forfeited	(66)	$16.88
Nonvested balance - 12/31/2016	171	$16.88

The Company recognized approximately $1.0 million and $1.1 million of expense related to Time-Based RSUs during the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016 there was $2.1 million of total unrecognized compensation cost related to Time-Based RSUs. Upon the consummation of the Nexstar transaction on January 17, 2017, all Time-Based RSUs vested and all unrecognized compensation cost related to Time-Based RSUs was recognized.

Performance-Based Restricted Stock Units (Performance-Based RSUs)

During the year ended December 31, 2015, the Board of Directors of the Company approved the grant of Performance-Based RSUs to certain executives under the LTIP. The vesting of the Performance-Based RSUs is contingent on the continued service of the grantee and the achievement of specific performance metrics designated by the Board of Directors of the Company.  The Performance-Based RSUs become eligible to vest in three tranches. The first tranche, consisting of 25% of the total grant, became eligible to vest on December 31, 2015. Another 25% became eligible to vest on December 31, 2016, with the remaining 50% becoming eligible to vest on December 31, 2017. The Company valued the Performance-Based RSUs as of the grant date of April 23, 2015 using the closing share price of $16.88 on that date. The following is a summary of Performance-Based RSUs:

		Weighted- Average
(In thousands, except per share amounts)	Shares	Fair Value
Nonvested balance - 1/1/2016	672	$16.88
Granted	—	$16.88
Vested	(75)	$16.88
Forfeited	(236)	$16.88
Nonvested balance - 12/31/2016	361	$16.88

The Company recognized approximately $2.2 million and $1.2 million of expense related to Performance-Based RSUs during the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016 there was $4.1 million of total unrecognized compensation cost related to Performance-Based RSUs. Upon the consummation of the Nexstar transaction on January 17, 2017, all Performance-Based RSUs vested and all unrecognized compensation cost related to Performance-Based RSUs was recognized.

Stock Options

The outstanding stock options were assumed as part of the LIN and Media General Merger transactions discussed in Note 2. Grant prices of stock options are equal to the fair market value of the underlying stock on the date of grant as adjusted by merger documents.  Media General options are exercisable during the continued employment of the optionee but not for a period greater than ten years and not for a period greater than one year after termination of employment. The options generally become exercisable at the rate of one-third each year from the date of grant. For awards granted in 2006 and thereafter, the optionee must be 63 years of age, with ten years of service, and must be an employee on December 31 of the year of grant in order to be eligible to exercise an award upon retirement. LIN options are exercisable during the continued employment of the optionee but not for a period greater than ten years and they generally become exercisable over a three or four-year period from the date of grant.

The following is a summary of option activity for the year ended December 31, 2016:

		Weighted-		Weighted-Average
		Average		Remaining	Aggregate
		Exercise		Contractual	Intrinsic
(In thousands, except per share amounts)	Shares	Price	Price	Term (in years)	Value	Value
Outstanding -1/1/2016	1,367		$5.85
Exercised	(524)	4.34	4.34
Forfeited or expired	(52)	37.06	37.06
Outstanding - 12/31/2016	791		$4.82	4.8			$11,088
Outstanding - 12/31/2016 less estimated forfeitures	791		$4.82	4.8			$11,088
Exercisable - 12/31/2016	791		$4.82	4.8			$11,088

The total intrinsic value of options exercised during 2016 and 2015 was $6.7 million and $6.5 million, respectively.  Cash received from these options exercised during 2016 and 2015 was $2.3 million and $2.9 million, respectively.

In 2016, the Company recognized non-cash compensation expense of approximately $38 thousand ($24 thousand after-tax) related to stock options. As of December 31, 2016 there was no remaining unrecognized compensation cost related to stock options.

In 2015, the Company recognized non-cash compensation expense of approximately $2.2 million ($1.4 million after-tax) related to stock options. As of December 31, 2015 there was $38 thousand of total unrecognized compensation cost related to stock options expected to be recognized over a weighted-average period of less than 6 months.

In 2014, the Company recognized non-cash compensation expense of approximately $2.5 million ($1.6 million after-tax) related to stock options. As of December 31, 2014 there was $2.7 million of total unrecognized compensation cost related to stock options expected to be recognized over a weighted-average period of approximately 1 year.

Restricted Stock

The outstanding Restricted Stock of the Company during 2015 were assumed as part of the LIN Merger transaction discussed in Note 2. The Company valued outstanding restricted stock as of December 18, 2014, using the closing price of Media General’s common stock on December 18, 2014, of $17.64 per share. The portion of these awards that were not earned prior to the LIN Merger transaction were amortized over the remaining service period. The Company recognized approximately $2.8 million, $8.4 million and $0.8 million of expense related to restricted stock in the years ended December 31, 2016, 2015 and 2014, respectively. The table below provides a summary of restricted stock activity during the year ended December 31, 2016:

		Weighted- Average	Weighted- Average
(In thousands, except per share amounts)	Shares	Fair Value	Fair Value
Nonvested balance - 1/1/2016	287			$17.64
Restrictions released	(245)			$17.64
Forfeited	(42)			$17.64
Nonvested balance - 12/31/2016	—			$—

Performance Accelerated Restricted Stock (PARS)

Certain executives of Media General were eligible for PARS, which vest over a ten-year period. If pre-determined earnings targets are achieved (as defined in the plan), vesting may accelerate to either a three, five or seven year period. The recipient of PARS must remain employed by the Company during the vesting period. However, in the event of death, disability or retirement after age 63, a pro-rata portion of the recipient’s PARS becomes vested. All restrictions on PARS granted prior to 2008 have been released.

The following is a summary of PARS activity for the year ended December 31, 2016:

		Weighted- Average	Weighted- Average
(In thousands, except per share amounts)	Shares	Fair Value	Fair Value
Nonvested balance - 1/1/2016	50			$15.06
Restrictions released	—			$15.06
Forfeited	—			$15.06
Nonvested balance - 12/31/2016	50			$15.06

The Company valued outstanding PARS as of November 12, 2013, using the closing price on November 11, 2013, of $15.06 per share. The portion of these awards that were not earned prior to the Young transaction are being amortized over the remaining service period. The vesting of awards to certain participants whose jobs were eliminated as part of the merger was accelerated and restrictions were released on those shares.  The Company recognized approximately $80 thousand and $72 thousand of expense related to PARS in the years ended December 31, 2016 and 2015, respectively. As of December 31, 2016, there was $0.3 million of total unrecognized compensation cost related to PARS. Upon the consummation of the Nexstar transaction on January 17, 2017, all PARS vested and all unrecognized compensation cost related to PARS was recognized.

Executive Retention Deferred Stock Units

In June of 2013, Media General entered into employment agreements with certain executive officers. Each agreement became effective upon the closing of the transaction with Young. The employment agreements entitled certain of the officers to a grant of deferred stock units, the number of which was determined by dividing the officer’s base salary by the closing per share price ($9.76) on the date of the public announcement of the transaction, June 6, 2013. One half of such units vested on each of the first and second anniversary of the closing date of the merger with Young. Officers must have been employed through each applicable vesting date in order to receive a cash payment in settlement of the deferred stock units. The Company fully recognized the expense associated with the deferred stock units earned following the merger as of December 31, 2015. The Company recorded expense of $1.2 million and $1.9 million ($0.8 million and $1.2 million after-tax) during the years ended December 31, 2015 and 2014, respectively.

Supplemental 401(k) Plan

The Company has a Supplemental 401(k) Plan (the “Plan”) which allows certain employees to defer salary and obtain a Company match where federal regulations would otherwise limit those amounts. The Company is the primary beneficiary of the VIE that holds the Plan’s investments and consolidates the Plan accordingly. Participants receive cash payments upon termination of employment, and participants age 55 and above can choose from a range of investment options including the Company’s voting common stock.  The Plan’s liability to participants ($0.5 million at December 31, 2016) is adjusted to its fair value each reporting period. The Plan’s investments ($0.4 million at December 31, 2016) other than its voting common stock, are considered trading securities, reported as assets, and are adjusted to fair value each reporting period. Investments in the voting common stock fund are measured at historical cost and are recorded as a reduction of voting common stock. Consequently, fluctuations in the Company’s stock price will have an impact on the Company’s net income when the liability is adjusted to fair value and the common stock remains at historical cost. There was nominal income or expense related to the plan during the years ended December 31, 2016 and 2015. Effective July 1, 2014, the Company amended the Supplemental 401(k) plan to reduce the maximum effective company matching contribution to 3% of participant compensation as defined by the plan for all Media General, LIN (effective on its acquisition date) and Young employees. Participants are permitted to contribute up to a maximum of 50% of their annual base salary in any Plan year.

Directors’  Deferred Compensation Plan

Each member of the Board of Directors who is neither an employee nor a former employee of the Company (an Outside Director) is eligible to participate in the Directors’ Deferred Compensation Plan. This plan provides that each Outside Director shall receive half of his or her annual compensation for services to the Board in the form of Deferred Stock Units (“DSU”); each Outside Director additionally may elect to receive the balance of his or her compensation in either cash, DSU or a split between cash and DSU. Other than dividend credits (if dividends are declared), deferred stock units do not entitle Outside Directors to any rights due to a holder of common stock. This plan requires settlement in stock. The Company records expense based on the amount of compensation paid to each Outside Director. The Company recognized expense of $0.7 million ($0.4 million after-tax) under the plan in 2016, expense of $0.9 million ($0.6 million after-tax) in 2015 and income of $3.3 million ($2.1 million after-tax) in 2014. The following is a summary of Directors' Deferred Compensation activity for the year ended December 31, 2016:

		Weighted- Average	Weighted- Average
(In thousands, except per share amounts)	Shares	Fair Value	Fair Value
Nonvested balance - 1/1/2016	251			$10.42
Redemptions	—			$—
Granted	50			$17.76
Nonvested balance - 12/31/2016	301			$11.65

In addition to the Directors' Deferred Compensation that is disclosed above, there are 30 thousand shares that were granted to former directors that are still unvested as of December 31, 2016. Upon the consummation of the Nexstar transaction on January 17, 2017, all outstanding DSU shares granted to the Media General directors and the former LIN directors vested and 70 thousand shares were granted to former directors of Media General.

Employee Stock Purchase Plan

During the year ended December 31, 2015, the Board of Directors of the Company approved the creation of an Employee Stock Purchase Plan.  Under the plan, each quarter eligible employees may elect a fixed percentage or dollar amount of payroll deductions to be contributed into the plan. At the end of each quarterly period, the contributions to the plan are used to purchase share of the company at the lower of

• 15% of the fair market value of the shares as of the first day of the quarterly offering period; or

• 15% of the fair market value of the share as of the last day of the quarterly offering period.

Shares acquired under the plan are required to be held for at least one year before they may be sold.

During the year ended December 31, 2016, the Company recognized approximately $36 thousand of compensation expense related to the Employee Stock Purchase Plan. The Company issued approximately 29 thousand shares to participating employees under the plan in 2016. As of March 31, 2016, the Employee Stock Purchase Plan was discontinued.

Note 7: Intangible Assets and Impairment

The Company reviews the carrying values of both goodwill and FCC broadcast licenses in the fourth quarter each year, or earlier if events indicate an impairment may have arisen, utilizing qualitative analysis and discounted cash flow models and market-based models, where necessary. When evaluating goodwill and other intangible assets for potential impairment, the Company first considers qualitative factors including but not limited to: current macroeconomic conditions, the Company’s actual performance versus budgeted performance, key management changes and selling prices for broadcast companies. When a quantitative test is deemed necessary, the Company compares the carrying value of the reporting unit or asset tested to its estimated fair value. The estimated fair value is determined using the income approach. The income approach utilizes the estimated discounted cash flows expected to be generated by the assets. The Company considers but does not use a market approach to value its reporting units and broadcast licenses, however, market multiples are evaluated to assess the reasonableness of the income approach.

Due to a decrease in projected operating results of the Company's Digital businesses, the Company performed an impairment assessment as of September 30, 2015 on three Digital reporting units acquired as part of the LIN Merger.  The turnover of key sales personnel and the industry-wide shift to software enabled automated buying and placement of digital advertising led to a decrease in projected operating results for the Company's historical arbitrage media placement businesses.  As a result of the impairment review, two of the three reporting units passed the first step of the evaluation as their fair values exceeded their carrying values by more than 10%.  The fair value of the third reporting unit, LIN Digital, did not exceed its carrying value.  As a result, the Company performed the second step of the impairment test and recorded a non-cash pretax goodwill impairment charge at its LIN Digital reporting unit of $53 million in 2015. After recording the impairment charge, the goodwill allocated to the LIN Digital reporting unit was $80 million at December 31, 2015. The total goodwill allocated to the Digital segment at December 31, 2015 was $195 million.

In early 2016, the Company combined these three distinct businesses into one business, New Federated Media, under new management and made significant changes to its sales force.  The Company had expected these changes would enable the business to operate more effectively in the marketplace with an acceleration of growth in the second half of 2016.  However, the industry-wide shift to software enabled automated buying and placement of digital advertising quickened and combined with a rapid rise in social media advertising have led to compressed margins and lowered demand for the Company's other digital products.  As a result, the Company did not experience the acceleration of revenues it had expected in the second half of 2016.  Additionally, the dynamics of the marketplace have changed significantly so that the Company's long-term forecast now reflects margins at half the level it had previously expected.  Therefore, the Company performed another interim impairment test as of September 30, 2016.  The combination of slower growth and reduced margins resulted in non-cash goodwill impairment of $94 million and non-cash intangible asset impairment of $19 million.  After recording the impairment charges, the goodwill allocated to New Federated Media was $30 million as of December 31, 2016.  The total goodwill allocated to the Digital segment at December 31, 2016 was $101 million and the remaining $1.3 billion of goodwill was allocated to the Broadcast segment.  There are no accumulated impairment charges in the Broadcast segment and $166 million accumulated impairment charges in the Digital segment as of December 31, 2016.

The estimated fair value of each reporting unit was determined using a combination of an income approach and a market comparable method. The income approach utilizes the estimated discounted cash flows expected to be generated by the reporting unit assets. The market comparable method employs comparable company information, and where available, recent transaction information for similar assets. The determination of fair value requires the use of significant judgment and estimates that management believes are appropriate in the circumstances although it is reasonably possible that actual performance will differ from these estimates and the effect of any differences could be material. These estimates include those relating to revenue growth, compensation levels, digital advertising placement prices, capital expenditures, discount rates and market trading multiples for digital advertising assets.

No further indications of impairment were identified during the annual review performed by the Company in the fourth quarter of 2016.

Definite and indefinite lived intangible assets were as follows as of December 31, 2016 and 2015:

	Weighted -Average	December 31,	December 31,
(In thousands)	Remaining Useful Life (in years)	2016	2016	2015	2015
Definite-lived intangible assets:
Network affiliations	13		$655,900		$655,900
Accumulated amortization		(105,278	(105,278)	(62,056	(62,056)
Advertiser and customer relationships	4	263,056	263,056	276,710	276,710
Accumulated amortization		(108,337	(108,337)	(69,448	(69,448)
Local marketing agreements	18	36,500	36,500	36,500	36,500
Accumulated amortization		(3,713	(3,713)	(1,888	(1,888)
Favorable leases	20+	18,580	18,580	18,550	18,550
Accumulated amortization		(1,051	(1,051)	(751	(751)
Other	3	21,061	21,061	21,541	21,541
Accumulated amortization		(9,042	(9,042)	(3,929	(3,929)
Net finite-lived intangible assets			$767,676		$871,129
Indefinite-lived intangible assets:
Broadcast licenses			$1,097,100		$1,097,100
Summary:
Broadcast licenses and finite-lived intangible assets, net			$1,864,776		$1,968,229
Goodwill		1,451,036	1,451,036	1,544,624	1,544,624
Total intangible assets			$3,315,812		$3,512,853

Aggregate amortization expense for the years ended December 31, 2016, 2015 and 2014 was $88.8 million, $89.6 million and $25.9 million, respectively. Expected future amortization expense is presented by year in the table below:

	Expected Amortization	Expected Amortization
(In thousands)	Expense	Expense
Year Ending December 31
2017		$84,059
2018	83,785	83,785
2019	82,223	82,223
2020	75,700	75,700
2021	67,993	67,993
Thereafter	373,916	373,916
Total expected amortization		$767,676

Note 8: Property and Equipment

Property and equipment, net at December 31, 2016 and 2015 consists of the following:

(In thousands)	2016	2016	2015	2015
Land and land improvements		$81,311		$81,223
Buildings and building improvements	162,677	162,677	156,747	156,747
Broadcast equipment and other	393,051	393,051	369,101	369,101
Assets in service	637,039	637,039	607,071	607,071
Equipment not yet placed into service	7,631	7,631	8,740	8,740
Total property and equipment	644,670	644,670	615,811	615,811
Accumulated depreciation	(208,662	(208,662)	(145,274	(145,274)
Property and equipment, net		$436,008		$470,537

Depreciation expense, including capital lease amortization, was approximately $72.5 million, $78.5 million and $40.6 million for the years ended December 31, 2016, 2015 and 2014, respectively. Accumulated amortization of capitalized leases was $0.8 million and $0.7 million as of December 31, 2016 and 2015, respectively.

Note 9: Debt and Other Financial Instruments

Long-term debt at December 31, 2016 and 2015, was as follows:

(In thousands)	2016	2016	2015	2015
Media General Credit Agreement		$1,371,000		$1,541,000
2022 Notes	400,000	400,000	400,000	400,000
2021 Notes	275,000	275,000	275,000	275,000
Shield Media Credit Agreement	24,000	24,000	27,200	27,200
Other borrowings	—	—	950	950
Total	2,070,000	2,070,000	2,244,150	2,244,150
Less: net unamortized discount	(6,492	(6,492)	(8,992	(8,992)
Less: scheduled current maturities	(3,200	(3,200)	(3,804	(3,804)
Less: unamortized debt issuance fees	(20,384	(20,384)	(32,244	(32,244)
Long-term debt excluding current maturities		$2,039,924		$2,199,110

Aggregate annual maturities of long-term debt as of December 31, 2016, were as follows:

(In thousands)
Year Ending December 31
2017		$3,200
2018	20,800	20,800
2019	—	—
2020	1,371,000	1,371,000
2021	275,000	275,000
Thereafter	400,000	400,000
Total		$2,070,000

Media General Credit Agreement

In July of 2013, the Company entered into a credit agreement with a syndicate of lenders to provide the Company with a term loan and access to a revolving credit facility. The funds borrowed under the credit agreement and subsequent amendments (together the “Credit Agreement¨) have been used by the Company to facilitate acquisitions and mergers. The term loan under the Credit Agreement matures in July 2020 and bears interest at LIBOR (with a LIBOR floor of 1%) plus a margin of 3%.

The Company repaid $170 million of principal on the term loan during the year ended December 31, 2016. The early repayments of debt resulted in debt extinguishment costs of $2.5 million during the year ended December 31, 2016 due to the accelerated recognition of deferred debt-related items.

The revolving credit facility under the Credit Agreement also includes commitments of $150 million. The revolving credit facility matures in October 2019, bears an interest rate of LIBOR plus a margin of 2.5% and is subject to a 0.5% commitment fee per annum with respect to the undrawn portion of the facility.  The Company has $146 million of availability under the revolving credit facility (giving effect to $3.6 million of letters of credit which have been issued but are undrawn).

Shield Media Credit Agreement

WXXA-TV LLC (a subsidiary of Shield Media LLC) and WLAJ-TV LLC (a subsidiary of Shield Media Lansing LLC) (collectively, “Shield Media”), with which the Company has joint sales and shared services arrangements as described in Note 4, entered into a credit agreement for two of its stations with a syndicate of lenders, dated July 31, 2013. The term loans outstanding under this agreement mature in July 2018 and bear interest at LIBOR plus a margin of 3%. The Shield Media term loans are guaranteed by the Company and are secured by liens on substantially all of the assets of the Company, on a pari passu basis with the Credit Agreement. The Company repaid $3.2 million and $2.4 million of principal on the term loan during the years ended December 31, 2016 and 2015, respectively.

2022 Notes

On November 5, 2014, the Company's predecessor completed the issuance of $400 million in aggregate principal amount of 5.875% Senior Unsecured Notes due in 2022 (the “2022 Notes”) in connection with its merger with LIN. The 2022 Notes were issued under an indenture, dated as of November 5, 2014 (the “2022 Notes Indenture”). Media General, as the direct parent of LIN Television, and certain of the wholly owned subsidiaries of LIN Television provide full and unconditional guarantees to the 2022 Notes, on a senior basis.

2021 Notes

 LIN Television’s previously issued 6.375% Senior Notes due 2021 (the "2021 Notes") remained outstanding as of the consummation of the LIN Merger.  Following the consummation of the LIN Merger, Media General, as the direct parent of LIN Television, and certain of the wholly owned subsidiaries of LIN Television provide full and unconditional guarantees of the 2021 Notes, on a senior basis. The Company received an unsolicited offer and repaid $15 million of principal at an $800 thousand premium during the year 2015.  No principal payments were made during the year 2016.

Upon the consummation of the Nexstar transaction, Nexstar repaid all of the outstanding debt, except for the 2022 Notes which were assumed by Nexstar.

Fair Value

 The following table includes information about the carrying values and estimated fair values of the Company’s financial instruments at December 31, 2016:

	December 31, 2016	December 31, 2016
	Carrying	Carrying	Fair	Fair
(In thousands)	Amount	Amount	Value	Value
Assets:
Investments		$436		$436
Liabilities:
Long-term debt:
Media General Credit Agreement	1,350,391	1,350,391	1,357,168	1,357,168
2022 Notes	393,614	393,614	409,236	409,236
2021 Notes	275,273	275,273	283,938	283,938
Shield Media Credit Agreement	23,846	23,846	24,000	24,000

Trading securities held by the Supplemental 401(k) Plan are carried at fair value and are determined by reference to quoted market prices.

The fair value of the 2021 and 2022 Notes were determined by reference to the most recent trading prices. The fair value of all other debt instruments was determined using discounted cash flow analysis' and an estimate of the current borrowing rate.

Under the fair value hierarchy, the Company’s trading securities fall under Level 1 (quoted prices in active markets), the 2021 and 2022 Notes fall under Level 2 (other observable inputs) and the Media General Credit Agreement, Shield Media Credit Agreement and the Other Borrowings fall under Level 3 (unobservable inputs).

Note 10: Taxes on Income

The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense for the years ended December 31, 2016, 2015 and 2014 is summarized below. Significant reconciling items are described further in the paragraphs that follow.

(In thousands)	2016	2016	2015	2015	2014	2014
Income taxes computed at federal statutory tax rate (35%)		$5,646		$(12,265)		$38,140
Increase (reduction) in income taxes resulting from:
State and local provision/benefit	6,321	6,321	574	574	6,298	6,298
Change in deferred taxes due to the change in state rates and attributes	4,311	4,311	(8,186	(8,186)	4,087	4,087
Impairment of non-deductible goodwill	29,116	29,116	16,941	16,941	—	—
Non-deductible merger-related expenses	(2,814	(2,814)	3,859	3,859	4,446	4,446
Exclusion for VIE (income) loss for tax purposes	(476	(476)	1,496	1,496	(1,261	(1,261)
Stock-based compensation tax deficits	475	475	1,288	1,288	—	—
Other	2,318	2,318	981	981	743	743
Income tax expense		$44,897		$4,688		$52,453

   In 2015, the Company recognized a tax benefit of approximately $8 million to adjust its deferred tax liability due primarily to a decrease in the average blended state tax rate used to record deferred tax assets and liabilities.  The reduction in the rate related primarily to the combination of two significant tax groups utilizing distinct blended tax rates versus one actual blended rate of the combined group based on apportionment data from the most recently filed state tax returns and the enacted statutory state tax rates.

   In the third quarter of 2016 and 2015, the Company recorded pretax goodwill and other asset impairment charges of approximately $113 million and $53 million, respectively, against the recorded book value of the mostly non-deductible goodwill of the Company's Digital businesses.

In 2016, the Company adopted the “wait and see” approach with respect to certain transaction costs related to the failed Meredith and pending Nexstar transactions.  Under this approach (referred to as “Approach I” in guidance on Accounting for Income Taxes under ASC 740) the Company has treated these costs as temporary differences as of December 31, 2016 since the transaction had not closed.  Ultimately, the Company may determine that some of these expenses may be non-deductible for tax purposes. In 2015 and 2014 the respective business combination transactions (or proposed transactions) with Meredith and LIN involved the exchange of stock where certain transaction costs are required to be capitalized into the basis of stock and were not deductible for tax purposes. The amount of expense under this approach is approximately $81 million.

The financial results of all stations operated as JSA/SSA or VIEs are consolidated by the Company in accordance with the VIE accounting guidance. However, the Company does not reflect a tax provision for these entities’ income or loss in its financial results since their tax liability flows through to an unrelated party.

Significant components of income tax expense are as follows:

(In thousands)	2016	2016	2015	2015	2014	2014
Federal		$4,149		$531		$2,022
State	4,075	4,075	1,777	1,777	6,146	6,146
Current	8,224	8,224	2,308	2,308	8,168	8,168
Federal	31,023	31,023	11,460	11,460	34,454	34,454
State	5,650	5,650	(9,080	(9,080)	9,831	9,831
Deferred	36,673	36,673	2,380	2,380	44,285	44,285
Income tax expense		$44,897		$4,688		$52,453

Temporary differences, which gave rise to significant components of the Company's deferred tax liabilities and assets at December 31, 2016 and 2015, were as follows:

(In thousands)	2016	2016	2015	2015
Deferred tax liabilities:
Difference between book and tax bases of intangible assets		$(570,073)		$(584,966)
Property and equipment	(68,207	(68,207)	(73,025	(73,025)
Total deferred tax liabilities	(638,280	(638,280)	(657,991	(657,991)
Deferred tax assets:
Employee benefits	63,790	63,790	73,237	73,237
Other comprehensive income items	22,330	22,330	17,857	17,857
Net operating loss and minimum tax credit carryforwards	163,325	163,325	240,927	240,927
Other	41,568	41,568	10,736	10,736
Total deferred tax assets	291,013	291,013	342,757	342,757
Deferred tax liability, long-term		$(347,267)		$(315,234)

At December 31, 2016, the Company had federal Net Operating Loss (“NOL”) carryforwards available to reduce future federal taxable income in the amount of approximately $386 million ($135 million deferred tax asset, or “DTA”). At December 31, 2016, the Company also has significant state NOL carryforwards in varying amounts available to reduce future state taxable income for which it has recorded a DTA of approximately $21 million. These federal and state NOLs will expire at various dates through 2035. At December 31, 2016, the Company had a Federal Alternative Minimum Tax credit carryforward in the amount of approximately $7 million.

The Company performs ownership shift analysis in accordance with Section 382 of the Internal Revenue Code with respect to each significant transaction; as well as, monitoring on an annual basis to identify ownership changes for tax purposes and the corresponding annual use limitations placed on its NOLs. The Company has pre-existing 382 limitations with respect to its NOLs acquired during the 2013 New Young Broadcasting Holding Co., Inc. ("Young") merger of approximately $11 million per year in addition to a 382 limitation triggered by the Young transaction of approximately $15 million per year. However, in both cases the Company had sufficient unrecognized built in gains that significantly accelerate the utilization of its NOLs.  The Company determined that it did not undergo another ownership change with respect to the LIN Merger.  Although the Company did acquire LIN NOLs subject to a 382 limitation, the limitation was not restrictive due to the valuation of the Company and built in gains that can accelerate the NOL utilization.  The Company utilized federal NOLs of approximately $29 million with respect to its 2015 tax year and expects to utilize approximately $213 million with respect to its 2016 tax year.

The Company has analyzed the various layers of losses and related restrictions on utilization and has concluded that it expects to be able to utilize its NOLs in future years.

     At each reporting date, management considers all available evidence, both positive and negative, with respect to the realization of its significant deferred tax assets. As of December 31, 2016, the Company has reported cumulative pre-tax income for the immediate three year period, utilized $242 million of NOLs in the past two years and projected significant future taxable income sufficient to realize its deferred tax assets.  Therefore, management has concluded that no valuation allowance against its deferred tax assets is necessary.

As of December 31, 2016, the Company's reserve for uncertain tax positions totaled approximately $25.4 million including interest. For the years ended December 31, 2016, 2015 and 2014, the $25 million of unrecognized tax benefits would have reduced the effective tax rate if the underlying tax positions were sustained or settled favorably. A reconciliation of the beginning and ending balances of the gross liability for uncertain tax positions is as follows:

(In thousands)	2016	2016	2015	2015	2014	2014
Uncertain tax position liability at the beginning of the year		$25,261		$25,161		$1,446
Additions for tax positions for prior years	167	167	100	100	—	—
Additions resulting from merger transaction	—	—	—	—	23,715	23,715
Uncertain tax position liability at the end of the year		$25,428		$25,261		$25,161

In connection with the LIN Merger, the Company acquired a liability for uncertain tax positions in the amount of $2.4 million related to various federal, state and foreign tax benefits. In addition to the reserve for uncertain tax positions discussed above, the Company acquired approximately $21.3 million of unrecognized state tax benefits in connection with its business combination with LIN that are presented net along with the DTA related to certain state NOLs. The Company recognizes interest and penalties accrued related to uncertain tax positions in the provision for income taxes. As of December 31, 2016, the liability for uncertain tax positions included approximately $0.7 million of estimated interest and penalties.

For federal tax purposes, the Company’s tax returns have been audited or closed by statute through 2012 and remain subject to audit for years 2013 and beyond. The Company has various state income tax examinations ongoing and at varying stages of completion, but generally its state income tax returns have been audited or closed to audit through 2012.

While the Company does not anticipate any significant changes to the amount of liabilities for unrecognized tax benefits within the next twelve months, there can be no assurance that the outcomes from any tax examinations will not have a significant impact on the amount of such liabilities, which could have an impact on the operating results or financial position of the Company.

Note 11: Retirement and Postretirement Plans

At December 31, 2016, Media General had a funded, qualified non-contributory defined benefit retirement plan which covers substantially all Media General employees hired before 2007 as well as certain employees from acquisitions.  Additionally, the Company had non-contributory unfunded supplemental executive retirement and ERISA excess plans which supplement the coverage available to certain executives of Media General and certain acquisitions.  All of these retirement plans are frozen. Media General also had a retiree medical savings account plan which reimburses eligible retired employees for certain medical expenses and an unfunded plan that provides certain health and life insurance benefits to retired employees who were hired prior to 1992.

The Company uses a December 31 measurement date for its retirement and postretirement plans. The Company recognizes the underfunded status of these plans liabilities on its balance sheet. The funded status of a plan represents the difference between the fair value of plan assets and the related plan projected benefit obligation. Changes in the funded status are recognized through comprehensive income in the year in which the changes occur.

Benefit Obligations

 The following table provides a reconciliation of the changes in the plans’ benefit obligations for the years ended December 31, 2016 and 2015:

	Pension Benefits	Pension Benefits			Other Benefits	Other Benefits
(In thousands)	2016	2016	2015	2015	2016	2016	2015	2015
Change in benefit obligation:
Benefit obligation at beginning of year		$563,634		$621,823		$21,839		$26,384
Service cost	—	—	—	—	25	25	61	61
Interest cost	18,603	18,603	22,581	22,581	745	745	829	829
Participant contributions	—	—	—	—	120	120	103	103
Actuarial loss (gain)	5,379	5,379	(38,859	(38,859)	922	922	(3,600	(3,600)
Benefit payments	(32,657	(32,657)	(41,911	(41,911)	(1,380	(1,380)	(1,938	(1,938)
Benefit obligation at end of year		$554,959		$563,634		$22,271		$21,839

Upon the consummation of the Nexstar transaction, approximately $60 million of the benefit obligation related to the Company's retirement plan was transferred to Graham Media Group, Inc., as part of the Nexstar divestitures discussed in Note 1.

Unless required, the Company’s policy is to fund benefits under the Media General supplemental executive retirement, ERISA Excess, and all postretirement benefits plans as claims and premiums are paid. As of December 31, 2016, the benefit obligation related to the supplemental executive retirement and ERISA Excess plans included in the preceding table was approximately $56.9 million.

The Plans’ benefit obligations were determined using the following assumptions:

	Pension Benefits		Other Benefits
	2016	2015	2016	2015
Discount rate	3.8% to 4.0%	4.0% to 4.2%	3.7% to 4.0%	3.8% to 4.1%
Compensation increase rate	—	—	3.00%	3.00%

The Company utilizes a spot rate approach for the calculation of interest on its benefit obligations. The Company  updated its mortality table assumptions in 2016 and 2015 for each of those respective years. A 5.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2016. This rate was assumed to decrease gradually each year to a rate of 4.5% in 2023 and remain at that level thereafter. These rates have an effect on the amounts reported for the Company’s postretirement obligations. A one percentage-point change in the assumed health care trend rates would increase or decrease the Company’s accumulated postretirement benefit obligation by approximately $7.6 million to $5.3 million, respectively,  and it would increase or decrease the Company’s net periodic cost by approximately $0.3 million to $0.2 million, respectively.

Plan Assets

The following table provides a reconciliation of the changes in the fair value of the Plans’ assets for the years ended December 31, 2016 and 2015:

	Pension Benefits	Pension Benefits			Other Benefits	Other Benefits
(In thousands)	2016	2016	2015	2015	2016	2016	2015	2015
Change in plan assets:
Fair value of plan assets at beginning of year		$396,228		$437,586		$—		$—
Actual return on plan assets	21,974	21,974	(4,946	(4,946)	—	—	—	—
Employer contributions	4,206	4,206	5,499	5,499	1,260	1,260	1,835	1,835
Participant contributions	—	—	—	—	120	120	103	103
Benefit payments	(32,657	(32,657)	(41,911	(41,911)	(1,380	(1,380)	(1,938	(1,938)
Fair value of plan assets at end of year		$389,751		$396,228		$—		$—

Under the fair value hierarchy, most of the Company’s retirement plan assets fall under Level 1 (quoted prices in active markets). The Company also utilizes common collective trust funds as an investment vehicle for its defined benefit plans.  A Common Collective Trust Fund is a pooled fund operated by a bank or trust company for investment of the assets of various organizations and individuals in a well-diversified portfolio.  Investments in Common Collective Trust Funds are stated at the fair value as determined by the issuer based on the fair value of the underlying investments (Net Asset Value or “NAV”). The following table provides the fair value by each major category of plan assets at December 31, 2016 and 2015:

(In thousands)	2016	2016	2015	2015
Level 1:
U.S. Small/Mid Cap Equity		$17,005		$19,672
U.S. Large Cap Equity	103,328	103,328	110,254	110,254
International/Global Equity	46,245	46,245	43,072	43,072
Fixed Income	106,688	106,688	109,909	109,909
Cash	4,425	4,425	4,021	4,021
Total Level 1		$277,691		$286,928
Investments measured at NAV:
Equity Common Collective Trusts	59,504	59,504	56,054	56,054
Fixed Income Common Collective Trusts	50,179	50,179	48,710	48,710
Real Estate and Real Assets Common Collective Trusts	2,377	2,377	4,536	4,536
Total Investments Measured at NAV		$112,060		$109,300
Total Assets		$389,751		$396,228

The asset allocation for the Company’s funded retirement plans at the end of 2016 and 2015, and the asset allocation range for 2017, by asset category, are as follows:

	Asset allocation Range	Percentage of Plan Assets at Year End
Asset Category	2017	2016	2015
Equity securities	60%	58%	58%
Fixed income securities/cash	40%	41%	41%
Other		1%	1%
Total		100%	100%

As the plan sponsor of the funded retirement plans, the Company’s investment strategy is to achieve a rate of return on the plans’ assets that, over the long-term, will fund the plans’ benefit payments and will provide for other required amounts in a manner that satisfies all fiduciary responsibilities.  A determinant of the plans’ returns is the asset allocation policy. The Company’s investment policy provides ranges (30-50% U.S. large cap equity, 5-17% U.S. small/mid cap equity, 10-30% international/global equity, 25-45% fixed income and 0-5% cash) for the plans’ long-term asset mix. The Company periodically

(at least annually) reviews and rebalances the asset mix if necessary. The Company also reviews the plans’ overall asset allocation to determine the proper balance of securities by market capitalization, value or growth, U.S., international or global or the addition of other asset classes.

The plans’ investment policy is reviewed frequently and administered by an investment consultant. Periodically, the Company evaluates each investment with the investment consultant to determine if the overall portfolio has performed satisfactorily when compared to the defined objectives, similarly invested portfolios and specific market indices. The policy contains general guidelines for prohibited transactions such as:

•	borrowing of money
•	purchase of securities on margin
•	short sales
•	pledging any securities except loans of securities that are fully-collateralized
•	purchase or sale of futures or options for speculation or leverage

Restricted transactions include:

•	purchase or sale of commodities, commodity contracts or illiquid interests in real estate or mortgages
•	purchase of illiquid securities such as private placements
•	use of various futures and options for hedging or for taking limited risks with a portion of the portfolio’s assets

Investments in Common Collective Trust Funds do not have any unfunded commitments, and do not have any applicable liquidation periods or defined terms and periods to be held.  The portfolios offer daily liquidity; however request 5 business days notice for both withdrawals or redemptions.  Strategies of the Common Collective Trust Funds by major category are as follows:

•

Equity Common Collective Trusts are primarily invested in funds seeking investment results that correspond to the total return performance of their respective benchmarks in both the U.S. and International markets.

•

Fixed Income Common Collective Trusts are primarily invested in funds with an investment objective to provide investment returns through fixed-income and commingled investment vehicles that seek to outperform their respective benchmarks.

•

Real Estate and Real Asset Common Collective Trusts seek to achieve high current return and long-term capital growth by investing in equity securities of real estate investment trusts that seek to outperform their respective benchmarks.

Funded Status

The following table provides a statement of the funded status of the plans at December 31, 2016 and 2015:

	Pension Benefits	Pension Benefits					Other Benefits	Other Benefits
(In thousands)	2016	2016		2015	2015		2016	2016		2015	2015
Amounts recorded in the balance sheet:
Current liabilities			$(4,066)			$(4,169)			$(1,848)			$(2,089)
Noncurrent liabilities	(161,142	(161,142)		(163,237	(163,237)		(20,423	(20,423)		(19,750	(19,750)
Funded Status			$(165,208)			$(167,406)			$(22,271)			$(21,839)

The following table provides a summary of the Company’s accumulated other comprehensive income (loss) related to pension and other benefits prior to any deferred tax effects:

	Pension Benefits	Pension Benefits		Other Benefits	Other Benefits
(In thousands)	Net Actuarial Gain/(Loss)	Net Actuarial Gain/(Loss)		Net Actuarial Gain/(Loss)	Net Actuarial Gain/(Loss)
December 31, 2013			$8,721			$174
Actuarial loss	(64,103	(64,103)		(2,077	(2,077)
December 31, 2014			$(55,382)			$(1,903)
Actuarial gain	4,621	4,621		3,584	3,584
December 31, 2015			$(50,761)			$1,681
Actuarial loss	(11,208	(11,208)		(1,092	(1,092)
December 31, 2016			$(61,969)			$589

The estimated net loss for the defined benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2017 is approximately $78 thousand. The estimated net gain for the other defined benefit postretirement plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2017 is $120 thousand.  There is no amortization of transition obligation or prior service cost from accumulated other comprehensive income over the next fiscal year.

Expected Cash Flows

The following table includes amounts that are expected to be contributed to the plans by the Company. It additionally reflects benefit payments that are made from the plans’ assets as well as those made directly from the Company’s assets, and it includes the participants’ share of the costs, which is funded by participant contributions. The amounts in the table are actuarially determined and reflect the Company’s best estimate given its current knowledge including the impact of recent pension funding relief legislation.  Actual amounts could be materially different.

(In thousands)	Pension Benefits	Pension Benefits	Other Benefits	Other Benefits
Employer Contributions
2017 to participant benefits		$4,066		$1,848
Expected Benefit Payments
2017	34,403	34,403	1,848	1,848
2018	34,363	34,363	1,796	1,796
2019	34,749	34,749	1,786	1,786
2020	34,665	34,665	1,766	1,766
2021	34,887	34,887	1,734	1,734
2022-2026	173,749	173,749	8,249	8,249

Net Periodic Cost

The following table provides the components of net periodic benefit cost for the Plans for the years ended December 31, 2016, 2015 and 2014:

	Pension Benefits	Pension Benefits					Other Benefits	Other Benefits
(In thousands)	2016	2016	2015	2015	2014	2014	2016	2016	2015	2015	2014	2014
Service cost		$—		$—		$170		$25		$61		$81
Interest cost	18,603	18,603	22,581	22,581	28,147	28,147	745	745	829	829	1,076	1,076
Expected return on plan assets	(27,786	(27,786)	(30,100	(30,100)	(33,973	(33,973)	—	—	—	—	—	—
Settlement loss recognized	—	—	—	—	7,744	7,744	—	—	—	—	—	—
Amortization of net loss (gain)	15	15	808	808	1,098	1,098	(137	(137)	(28	(28)	—	—
Net periodic benefit cost (benefit)		$(9,168)		$(6,711)		$3,186		$633		$862		$1,157

In the second half of 2014, the Company offered terminated vested participants of the Media General Retirement Plan an opportunity to receive a lump-sum payout in settlement of their retirement plan liability. Approximately half of the roughly 1,800 participants elected to do so, resulting in $71 million in payouts from plan assets. The Company recognized an immediate loss of $7.7 million in 2014 related to this curtailment but also relieved pension liabilities in excess of the $71 million cash paid resulting in an actuarial gain

The Company anticipates recording an aggregate net periodic benefit of $10.2 million for its pension and other benefits in 2017, as the expected return on plan assets exceeds estimated interest cost. An interest crediting rate of 1.9% was assumed for 2016 to determine net periodic costs for LIN’s supplemental retirement plan. This rate was assumed to remain at 1.9%, in 2017 and increase to 3.8% thereafter compounded annually.

The net periodic costs for the Company’s pension and other benefit plans were determined using the following assumptions:

	Pension Benefits			Other Benefits
	2016	2015	2014	2016	2015	2014
Discount rate	4.20%	3.80%	4.65%	4.10%	3.65%	4.40%
Expected return on plan assets	7.00%	7.50%	7.50%	—	—	—
Compensation increase rate	—	—	—	3.00%	3.00%	3.00%

The reasonableness of the expected return on the funded retirement plan assets was determined by the Company’s investment consultant. Their proprietary model simulates possible capital market scenarios based on the current economic environment and their capital market assumptions to come up with expected returns for the portfolio based on the current asset allocation.

Defined Contribution Plans

The Company sponsors 401(k) plans covering substantially all employees.  From January 1, 2014 to June 30, 2014, all eligible and participating employees received a company match of up to a maximum of 4% of their compensation as defined by the plans. Effective July 1, 2014, the Company amended the 401(k) plans to reduce the company matching contribution to 50% of each dollar contributed up to 6% of participant compensation (for a maximum effective company contribution of 3%) as defined by the plans for all Media General and LIN (effective on its acquisition date) employees. The Company also sponsors a Supplemental 401(k) plan as described in Note 6.

For the years ended December 31, 2016, 2015 and 2014, the Company incurred 401(k) matching contributions of approximately $7.5 million, $7.5 million and $3.8 million, respectively.

The Company has a Supplemental Income Deferral Plan for which certain employees, including executive officers, were eligible. The plan provides benefits to highly compensated employees in circumstances in which the maximum limits established under the ERISA and the Internal Revenue Code prevent them from receiving Company contributions. The amounts recorded by the Company for these plans for 2016 and 2015 were nominal.

Note 12: Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share as presented in the consolidated statements of comprehensive income. There were approximately 1.1 million and 1.6 million common shares issuable for options, restricted shares and restricted stock units excluded from the calculation of diluted earnings per share during 2016 and 2015, respectively, because to do so would have been anti-dilutive.

	2016	2016						2015	2015						2014	2014
(In thousands, except	Loss	Loss		Shares	Per Share	Per Share		Loss	Loss		Shares	Per Share	Per Share		Income	Income		Shares	Per Share	Per Share
per share amounts)	(Numerator)	(Numerator)		(Denominator)	Amount	Amount		(Numerator)	(Numerator)		(Denominator)	Amount	Amount		(Numerator)	(Numerator)		(Denominator)	Amount	Amount
Net income (loss) attributable to Media General			$(29,973)							$(39,459)							$53,506
Undistributed earnings attributable to participating securities	—	—						—	—						(339	(339)
Basic EPS
(Loss) income available to common stockholders			$(29,973)	129,022			$(0.23)			$(39,459)	128,639			$(0.31)			$53,167	89,912			$0.59
Effect of dilutive securities: warrants and other				—							—							1,140
Diluted EPS
(Loss) income available to common stockholders			$(29,973)	129,022			$(0.23)			$(39,459)	128,639			$(0.31)			$53,167	91,052			$0.58

Note 13: Commitments, Contingencies and Other

Program license rights

The Company had unamortized program license assets of $3.4 million and $5.7 million as of December 31, 2016 and 2015, respectively, of which $1.3 million and $2.9 million, respectively, were expected to be amortized over a period greater than one year.

Unpaid program license liabilities totaled $13.2 million and $15.6 million as of December 31, 2016 and 2015, respectively, of which $1.6 million and $3.2 million, respectively, were payable in greater than one year and included in other liabilities. The obligation for programming that has been contracted for, but not recorded in the accompanying balance sheet because the program rights were not currently available for airing, was approximately $98 million at December 31, 2016. If such programs are not produced, the Company's commitment would expire without obligation.

Lease obligations

Capital Leases

The Company is obligated under various capital leases for certain broadcast equipment, office furniture, fixtures and other equipment that range from one to fourteen years. At December 31, 2016 and 2015, the net amount of property and equipment recorded under capital leases was $14 million. Amortization of assets held under capital leases is included with depreciation and amortization of property and equipment.

Operating Leases

The Company has certain operating leases, primarily for administrative offices, broadcast equipment and vehicles that range from one to more than fifteen years. In many cases, the leases contain renewal options and require the Company to pay all costs such as maintenance and insurance.

Future minimum lease payments under capital and operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2016, are as follows:

	Capital	Capital	Operating	Operating
(In thousands)	Leases	Leases	Leases	Leases
2017		$1,564		$10,249
2018	1,438	1,438	8,129	8,129
2019	1,438	1,438	6,759	6,759
2020	1,444	1,444	5,839	5,839
2021	1,490	1,490	5,364	5,364
Thereafter	12,954	12,954	28,769	28,769
Total minimum lease payments	20,328	20,328		$65,109
Less: amounts representing interest	(6,182	(6,182)
Present value of capital lease obligations		$14,146

Rental expense under operating leases was $12.6 million, $13.0 million and $4.8 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Other assets

Other assets included assets held for sale of $3.1 million at December 31, 2016.

Restructuring activities

In 2015 the Company adopted a plan to restructure certain Digital segment operations.  Additional steps were taken on that plan in the first quarter of 2016.   The plan is expected to save the Company approximately $14.7 million in operating costs annually based on the steps completed since plan inception and the cumulative expense incurred is $3.9 million. The Company recorded restructuring expense of $2.3 million and $1.6 million related to the plan in 2016 and 2015, respectively. Accrued severance costs are included in the “Accrued salaries and wages” line item on the consolidated condensed balance sheet.

On October 16, 2009, Media General entered into a Joint Sales Agreement (“JSA”) and Shared Services Agreement (“SSA”) with Schurz Communications, Inc and WAGT Television, Inc.   Pursuant to the JSA and SSA, Media General provided certain services and sold advertising time for WAGT. In February 2016, Schurz Communications, Inc. sold WAGT to Gray Television Group, Inc., ("Gray") and assigned the JSA and SSA to Gray. However, upon the closing of the station sale, WAGT ceased performance of the agreements. For the year ended December 31, 2016, the Company recorded restructuring charges of $2.6 million for WAGT. As of December 31, 2016, Media General had pending legal causes of action against Gray, Schurz Communications, Inc. and WAGT Television, Inc., including but not limited to, causes of action for breach of contract. The

Company agreed to stay this litigation pending the closing of the Nexstar merger and the divestiture of certain stations with Gray (as discussed in Note 1). As of the transaction closing date on January 17, 2017, the parties dismissed all claims and counterclaims with no additional consideration for either party.  During the year the Company paid $700 thousand to the FCC to settle issues related to WAGT.

In April of 2014, the Company adopted a plan to restructure certain corporate and shared service operations intended to save $10 million in operating costs annually.  The Company recorded severance expense of $4.8 million in 2014.

The following tables present the activity associated with the December 31, 2016 balance of the restructuring liability and the nature and amount of exit charges incurred in the year ended December 31, 2016:

	December 31, 2016	December 31, 2016
(In thousands)	Digital	Digital		WAGT	Total	Total
Accrued restructuring as of December 31, 2015			$1,312	—		$1,312
Severance charges	1,754	1,754		383	2,137	2,137
Contract termination and other accruals	—	—		38	38	38
Cash severance and contract termination payments	(3,066	(3,066)		(383)	(3,449	(3,449)
Accrued restructuring as of December 31, 2016			$—	38		$38

	Year ended December 31, 2016	Year ended December 31, 2016
(In thousands)	Digital	Digital	WAGT	Total	Total
Severance charges		$1,754	383		$2,137
Contract termination charges	—	—	150	150	150
Asset impairment	525	525	298	823	823
Legal fees	—	—	942	942	942
Other	43	43	862	905	905
Total restructuring expense		$2,322	2,635		$4,957

Accrued salaries and wages

Accrued salaries and wages consist of the following:

(In thousands)	2016	2016	2015	2015
Accrued bonuses		$11,578		$8,459
Accrued severance	598	598	3,538	3,538
Other accrued salaries and wages	10,131	10,131	9,468	9,468
Accrued salaries and wages		$22,307		$21,465

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following:

(In thousands)	2016	2016	2015	2015
Employee benefits		$11,868		$13,173
Network compensation accrued fees	29,603	29,603	25,445	25,445
Accrued interest payable	11,373	11,373	11,218	11,218
Other	43,144	43,144	45,664	45,664
Other accrued expenses and other current liabilities		$95,988		$95,500

Acquisition of HYFN, Inc.

In April 2016, the Company acquired the remaining shares of HYFN, a full service digital advertising agency for a purchase price of approximately $35 million plus one-time compensation expense of $7 million related to the transaction for total cash outflow of $42 million.  The $7 million one-time compensation expense is included in "Corporate and other expenses" on the Consolidated Statements of Comprehensive Income.  Prior to the transaction, the Company held 50.1% of the outstanding shares of HYFN.  As a result of the transaction, HYFN was 100% owned by the Company beginning with the second quarter of 2016.

Acquisition of Dedicated Media

The Company acquired the outstanding noncontrolling interest in Dedicated Media in April 2015 for $11 million. As a result of the transaction, Dedicated Media is 100% owned by the Company beginning with the second quarter of 2015.

Share repurchase program

The Company repurchased 2.1 million shares of its outstanding voting common stock at an average price of $16.18 per share during 2015 under the share repurchase program approved by the Board of Directors of the Company.  The total cost of the repurchases was $34 million. The share repurchase program expired on December 31, 2015.

Restricted cash at qualified intermediary

The Company received $120 million of restricted cash in a qualified intermediary (a consolidated entity) from the 2014 sale of the WJAR-TV station.  In June of 2015, the restricted cash was released from the qualified intermediary and remitted to the Company.

Note 14: Guarantor Financial Information

LIN Television, a 100% owned subsidiary of Media General, is the primary obligor of the 2021 Notes and 2022 Notes. Media General fully and unconditionally guarantees all of LIN Television’s obligations under the 2021 Notes and the 2022 Notes on a joint and several basis. Additionally, all of the consolidated 100% owned subsidiaries of LIN Television fully and unconditionally guarantee LIN Television’s obligations under the 2021 Notes and 2022 Notes on a joint and several basis. There are certain limitations in the ability of the subsidiaries to pay dividends to Media General. The following financial information presents condensed consolidating balance sheets, statements of operations, and statements of cash flows for Media General, LIN Television (as the issuer), the Guarantor Subsidiaries, and the Non-Guarantor Subsidiaries, together with certain eliminations.

Media General, Inc.

Condensed Consolidating Balance Sheet

As of December 31, 2016

(in thousands)

	Media General	Media General	LIN Television Corporation	LIN Television Corporation	Guarantor Subsidiaries	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Eliminations	Consolidated	Consolidated
ASSETS
Current assets:
Cash and cash equivalents		$—		$—		$37,542		$3,297		$—		$40,839
Trade accounts receivable, net	—	—	85,736	85,736	233,825	233,825	9,370	9,370	—	—	328,931	328,931
Prepaid expenses and other current assets	—	—	1,959	1,959	7,627	7,627	754	754	—	—	10,340	10,340
Total current assets	—	—	87,695	87,695	278,994	278,994	13,421	13,421	—	—	380,110	380,110
Property and equipment, net	—	—	143,274	143,274	290,975	290,975	1,759	1,759	—	—	436,008	436,008
Other assets, net	—	—	560	560	28,451	28,451	943	943	—	—	29,954	29,954
Definite lived intangible assets, net	—	—	334,854	334,854	403,638	403,638	29,184	29,184	—	—	767,676	767,676
Broadcast licenses	—	—	—	—	1,025,800	1,025,800	71,300	71,300	—	—	1,097,100	1,097,100
Goodwill	—	—	527,077	527,077	902,100	902,100	21,859	21,859	—	—	1,451,036	1,451,036
Advances to consolidated subsidiaries	—	—	(228,454	(228,454)	225,664	225,664	2,790	2,790	—	—	—	—
Investment in consolidated subsidiaries	1,407,316	1,407,316	1,313,981	1,313,981	—	—	—	—	(2,721,297	(2,721,297)	—	—
Total assets		$1,407,316		$2,178,987		$3,155,622		$141,256		$(2,721,297)		$4,161,884
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable		$—		$1,186		$21,109		$32		$—		$22,327
Accrued salaries and wages	—	—	2,586	2,586	19,595	19,595	126	126	—	—	22,307	22,307
Other accrued expenses and other current liabilities	—	—	18,905	18,905	75,471	75,471	1,612	1,612	—	—	95,988	95,988
Current installments of long-term debt	—	—	—	—	—	—	3,200	3,200	—	—	3,200	3,200
Current installments of obligation under capital leases	—	—	611	611	189	189	—	—	—	—	800	800
Total current liabilities	—	—	23,288	23,288	116,364	116,364	4,970	4,970	—	—	144,622	144,622
Long-term debt, net	—	—	668,887	668,887	1,350,391	1,350,391	20,646	20,646	—	—	2,039,924	2,039,924
Deferred tax liability and other long-term tax liabilities	—	—	65,909	65,909	281,358	281,358	—	—	—	—	347,267	347,267
Long-term capital lease obligations	—	—	12,480	12,480	866	866	—	—	—	—	13,346	13,346
Retirement and postretirement plans	—	—	—	—	181,565	181,565	—	—	—	—	181,565	181,565
Other liabilities	—	—	1,107	1,107	19,190	19,190	4,655	4,655	—	—	24,952	24,952
Total liabilities	—	—	771,671	771,671	1,949,734	1,949,734	30,271	30,271	—	—	2,751,676	2,751,676

Noncontrolling interests	—	—	—	—	—	—	2,892	2,892	—	—	2,892	2,892

Total stockholders' equity (deficit)	1,407,316	1,407,316	1,407,316	1,407,316	1,205,888	1,205,888	108,093	108,093	(2,721,297	(2,721,297)	1,407,316	1,407,316
Total liabilities, noncontrolling interest and stockholders' equity (deficit)		$1,407,316		$2,178,987		$3,155,622		$141,256		$(2,721,297)		$4,161,884

Media General, Inc.

Condensed Consolidating Balance Sheet

As of December 31, 2015

(in thousands)

	Media General	Media General	LIN Television Corporation	LIN Television Corporation	Guarantor Subsidiaries	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Eliminations	Consolidated	Consolidated
ASSETS
Current assets:
Cash and cash equivalents		$—		$1,103		$35,925		$4,063		$—		$41,091
Trade accounts receivable, net	—	—	75,866	75,866	192,306	192,306	30,302	30,302	—	—	298,474	298,474
Prepaid expenses and other current assets	—	—	3,264	3,264	10,441	10,441	1,378	1,378	—	—	15,083	15,083
Total current assets	—	—	80,233	80,233	238,672	238,672	35,743	35,743	—	—	354,648	354,648
Property and equipment, net	—	—	158,627	158,627	309,160	309,160	2,750	2,750	—	—	470,537	470,537
Other assets, net	—	—	7,199	7,199	27,523	27,523	3,348	3,348	—	—	38,070	38,070
Definite lived intangible assets, net	—	—	368,011	368,011	458,261	458,261	44,857	44,857	—	—	871,129	871,129
Broadcast licenses	—	—	—	—	1,025,800	1,025,800	71,300	71,300	—	—	1,097,100	1,097,100
Goodwill	—	—	527,077	527,077	924,708	924,708	92,839	92,839	—	—	1,544,624	1,544,624
Advances to consolidated subsidiaries	—	—	(206,396	(206,396)	223,051	223,051	(16,655	(16,655)	—	—	—	—
Investment in consolidated subsidiaries	1,447,970	1,447,970	1,319,392	1,319,392	—	—	—	—	(2,767,362	(2,767,362)	—	—
Total assets		$1,447,970		$2,254,143		$3,207,175		$234,182		$(2,767,362)		$4,376,108
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable		$—		$2,010		$30,689		$3,101		$—		$35,800
Accrued salaries and wages	—	—	2,022	2,022	19,016	19,016	427	427	—	—	21,465	21,465
Other accrued expenses and other current liabilities	—	—	23,237	23,237	68,101	68,101	4,162	4,162	—	—	95,500	95,500
Current installments of long-term debt	—	—	—	—	—	—	3,804	3,804	—	—	3,804	3,804
Current installments of obligation under capital leases	—	—	575	575	256	256	28	28	—	—	859	859
Total current liabilities	—	—	27,844	27,844	118,062	118,062	11,522	11,522	—	—	157,428	157,428
Long-term debt, net	—	—	667,867	667,867	1,507,181	1,507,181	24,062	24,062	—	—	2,199,110	2,199,110
Deferred tax liability and other long-term tax liabilities	—	—	62,785	62,785	253,232	253,232	(783	(783)	—	—	315,234	315,234
Long-term capital lease obligations	—	—	12,953	12,953	1,059	1,059	—	—	—	—	14,012	14,012
Retirement and postretirement plans	—	—	25,917	25,917	157,070	157,070	—	—	—	—	182,987	182,987
Other liabilities	—	—	8,807	8,807	20,999	20,999	5,114	5,114	—	—	34,920	34,920
Total liabilities	—	—	806,173	806,173	2,057,603	2,057,603	39,915	39,915	—	—	2,903,691	2,903,691

Noncontrolling interests	—	—	—	—	—	—	24,447	24,447	—	—	24,447	24,447

Total stockholders' equity (deficit)	1,447,970	1,447,970	1,447,970	1,447,970	1,149,572	1,149,572	169,820	169,820	(2,767,362	(2,767,362)	1,447,970	1,447,970
Total liabilities, noncontrolling interest and stockholders' equity (deficit)		$1,447,970		$2,254,143		$3,207,175		$234,182		$(2,767,362)		$4,376,108

Media General, Inc.

Condensed Consolidating Statement of Comprehensive Income

For the Year Ended December 31, 2016

(in thousands)

	Media General	Media General	LIN Television Corporation	LIN Television Corporation		Guarantor Subsidiaries	Guarantor Subsidiaries		Non-Guarantor Subsidiaries	Non-Guarantor Subsidiaries		Eliminations	Eliminations	Consolidated	Consolidated
Net operating revenue		$—		$435,476			$1,061,337			$37,493			$(35,437)		$1,498,869
Operating costs:
Operating expenses, excluding depreciation expense	—	—	171,420	171,420		442,518	442,518		24,208	24,208		(20,841	(20,841)	617,305	617,305
Selling, general and administrative expenses	—	—	89,984	89,984		210,415	210,415		5,464	5,464		(455	(455)	305,408	305,408
Amortization of program license rights	—	—	18,071	18,071		30,528	30,528		2,006	2,006		(2,004	(2,004)	48,601	48,601
Corporate and other expenses	—	—	—	—		45,165	45,165		16	16		—	—	45,181	45,181
Depreciation and amortization	—	—	58,809	58,809		98,122	98,122		4,353	4,353		—	—	161,284	161,284
Loss (gain) on disposal of property and equipment, net	—	—	604	604		(14	(14)		226	226		—	—	816	816
Goodwill and other asset impairment	—	—	—	—		112,511	112,511		—	—		—	—	112,511	112,511
Merger-related expenses	—	—	—	—		71,158	71,158		—	—		—	—	71,158	71,158
Restructuring expenses	—	—	—	—		4,957	4,957		—	—		—	—	4,957	4,957
Operating income (loss)	—	—	96,588	96,588	—	45,977	45,977	—	1,220	1,220	—	(12,137	(12,137)	131,648	131,648
Other (expense) income:
Interest expense	—	—	(42,820	(42,820)		(69,320	(69,320)		(1,105	(1,105)		—	—	(113,245	(113,245)
Debt modification and extinguishment costs	—	—	—	—		(2,541	(2,541)		—	—		—	—	(2,541	(2,541)
Intercompany income and (expenses)	—	—	(40,899	(40,899)		41,243	41,243		(344	(344)		—	—	—	—
Equity in income (loss) from operations of consolidated subsidiaries	(29,973	(29,973)	(5,699	(5,699)		—	—		—	—		35,672	35,672	—	—
Other, net	—	—	(50	(50)		320	320		—	—		—	—	270	270
Total other income (expense), net	(29,973	(29,973)	(89,468	(89,468)		(30,298	(30,298)		(1,449	(1,449)		35,672	35,672	(115,516	(115,516)
Income (loss) before income taxes	(29,973	(29,973)	7,120	7,120		15,679	15,679	—	(229	(229)	—	23,535	23,535	16,132	16,132
Income tax benefit (expense)	—	—	(37,093	(37,093)		(8,422	(8,422)		618	618		—	—	(44,897	(44,897)
Net income (loss)	(29,973	(29,973)	(29,973	(29,973)		7,257	7,257		389	389		23,535	23,535	(28,765	(28,765)
Net income attributable to noncontrolling interests	—	—	—	—		—	—		1,208	1,208		—	—	1,208	1,208
Net income (loss) attributable to Media General		$(29,973)		$(29,973)			$7,257			$(819)			$23,535		$(29,973)
Other comprehensive income (loss), net of tax	(7,827	(7,827)	—	—		(7,827	(7,827)		—	—		7,827	7,827	(7,827	(7,827)
Total comprehensive income (loss) attributable to Media General		$(37,800)		$(29,973)			$(570)			$(819)			$31,362		$(37,800)

Media General, Inc.

Condensed Consolidating Statement of Comprehensive Income

For the Year Ended December 31, 2015

(in thousands)

	Media General	Media General	LIN Television Corporation	LIN Television Corporation	Guarantor Subsidiaries	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Eliminations	Consolidated	Consolidated
Net operating revenue		$—		$380,255		$897,321		$57,796		$(30,429)		$1,304,943
Operating costs:
Operating expenses, excluding depreciation expense	—	—	159,354	159,354	369,453	369,453	45,540	45,540	(18,105	(18,105)	556,242	556,242
Selling, general and administrative expenses	—	—	91,248	91,248	216,195	216,195	8,868	8,868	(1,360	(1,360)	314,951	314,951
Amortization of program license rights	—	—	17,448	17,448	29,384	29,384	1,884	1,884	—	—	48,716	48,716
Corporate and other expenses	—	—	11,235	11,235	39,143	39,143	(10	(10)	—	—	50,368	50,368
Depreciation and amortization	—	—	58,842	58,842	102,851	102,851	6,427	6,427	—	—	168,120	168,120
(Gain) loss on disposal of property and equipment, net	—	—	183	183	(495	(495)	—	—	—	—	(312	(312)
Goodwill and other asset impairment	—	—	—	—	52,862	52,862	—	—	—	—	52,862	52,862
Merger-related expenses	—	—	3,060	3,060	27,384	27,384	—	—	—	—	30,444	30,444
Restructuring expenses	—	—	—	—	1,558	1,558	—	—	—	—	1,558	1,558
Operating (loss) income	—	—	38,885	38,885	58,986	58,986	(4,913	(4,913)	(10,964	(10,964)	81,994	81,994
Other (expense) income:
Interest expense	—	—	(43,340	(43,340)	(75,152	(75,152)	(1,152	(1,152)	—	—	(119,644	(119,644)
Debt modification and extinguishment costs	—	—	—	—	(3,610	(3,610)	—	—	—	—	(3,610	(3,610)
Intercompany income and expenses	—	—	(39,337	(39,337)	40,247	40,247	(910	(910)	—	—	—	—
Equity in income (loss) from operations of consolidated subsidiaries	(39,459	(39,459)	4,258	4,258	—	—	—	—	35,201	35,201	—	—
Other, net	—	—	43	43	1,176	1,176	5,000	5,000	—	—	6,219	6,219
Total other income (expense), net	(39,459	(39,459)	(78,376	(78,376)	(37,339	(37,339)	2,938	2,938	35,201	35,201	(117,035	(117,035)
Income (loss) before income taxes	(39,459	(39,459)	(39,491	(39,491)	21,647	21,647	(1,975	(1,975)	24,237	24,237	(35,041	(35,041)
Income tax benefit (expense)	—	—	32	32	(5,870	(5,870)	1,150	1,150	—	—	(4,688	(4,688)
Net income (loss)	(39,459	(39,459)	(39,459	(39,459)	15,777	15,777	(825	(825)	24,237	24,237	(39,729	(39,729)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	(178	(178)	(92	(92)	—	—	(270	(270)
Net income (loss) attributable to Media General		$(39,459)		$(39,459)		$15,955		$(733)		$24,237		$(39,459)
Other comprehensive income (loss), net of tax	5,221	5,221	714	714	4,507	4,507	—	—	(5,221	(5,221)	5,221	5,221
Total comprehensive income (loss) attributable to Media General		$(34,238)		$(38,745)		$20,462		$(733)		$19,016		$(34,238)

Media General, Inc.

Condensed Consolidating Statement of Comprehensive Income

For the Year Ended December 31, 2014

(in thousands)

	Media General	Media General	LIN Television Corporation	LIN Television Corporation	Guarantor Subsidiaries	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Eliminations	Consolidated	Consolidated
Net operating revenue		$—		$13,218		$641,938		$22,157		$(2,350)		$674,963
Operating costs:
Operating expenses, excluding depreciation expense	—	—	5,292	5,292	211,184	211,184	6,717	6,717	(1,279	(1,279)	221,914	221,914
Selling, general and administrative expenses	—	—	2,585	2,585	159,983	159,983	8,953	8,953	(37	(37)	171,484	171,484
Amortization of program license rights	—	—	629	629	19,895	19,895	1,106	1,106	—	—	21,630	21,630
Corporate and other expenses	—	—	5,956	5,956	27,235	27,235	(184	(184)	—	—	33,007	33,007
Depreciation and amortization	—	—	1,944	1,944	63,989	63,989	624	624	—	—	66,557	66,557
(Gain) loss on disposal of property and equipment, net	—	—	(4	(4)	(9,002	(9,002)	71	71	—	—	(8,935	(8,935)
Merger-related expenses	—	—	—	—	49,362	49,362	—	—	—	—	49,362	49,362
Restructuring expenses	—	—	—	—	4,840	4,840	—	—	—	—	4,840	4,840
Operating income (loss)	—	—	(3,184	(3,184)	114,452	114,452	4,870	4,870	(1,034	(1,034)	115,104	115,104
Other (expense) income:
Interest expense	—	—	(665	(665)	(43,823	(43,823)	(1,216	(1,216)	—	—	(45,704	(45,704)
Debt modification and extinguishment costs	—	—	—	—	(3,513	(3,513)	—	—	—	—	(3,513	(3,513)
Intercompany income and expenses	(3	(3)	(1,007	(1,007)	1,052	1,052	(42	(42)	—	—	—	—
Equity in income (loss) from operations of consolidated subsidiaries	53,509	53,509	56,423	56,423	—	—	—	—	(109,932	(109,932)	—	—
Gain on sale of stations	—	—	—	—	42,957	42,957	—	—	—	—	42,957	42,957
Other, net	—	—	—	—	109	109	20	20	—	—	129	129
Total other income (expense), net	53,506	53,506	54,751	54,751	(3,218	(3,218)	(1,238	(1,238)	(109,932	(109,932)	(6,131	(6,131)
Income (loss) before income taxes	53,506	53,506	51,567	51,567	111,234	111,234	3,632	3,632	(110,966	(110,966)	108,973	108,973
Income tax benefit (expense)	—	—	1,942	1,942	(54,395	(54,395)	—	—	—	—	(52,453	(52,453)
Net income (loss)	53,506	53,506	53,509	53,509	56,839	56,839	3,632	3,632	(110,966	(110,966)	56,520	56,520
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	—	3,014	3,014	—	—	3,014	3,014
Net income (loss) attributable to Media General		$53,506		$53,509		$56,839		$618		$(110,966)		$53,506
Other comprehensive income (loss), net of tax	(42,113	(42,113)	(1,434	(1,434)	(40,679	(40,679)	—	—	42,113	42,113	(42,113	(42,113)
Total comprehensive income (loss) attributable to Media General		$11,393		$52,075		$16,160		$618		$(68,853)		$11,393

Media General, Inc.

Condensed Consolidated Statement of Cash Flows

For the Year Ended December 31, 2016

(In thousands)

	Media General	Media General	LIN Television Corporation	LIN Television Corporation	Guarantor Subsidiaries	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Non-Guarantor Subsidiaries		Eliminations	Eliminations	Consolidated	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities		$—		$(17,207)		$263,081		$1,701			$—		$247,575
Cash flows from investing activities:
Capital expenditures	—	—	(11,778	(11,778)	(33,719	(33,719)	(343	(343)		—	—	(45,840	(45,840)
Proceeds from the sale of PP&E	—	—	86	86	4,153	4,153	2,026	2,026		—	—	6,265	6,265
Receipt of dividend	—	—	78,010	78,010	—	—	—	—		(78,010	(78,010)	—	—
Advances on intercompany borrowings	—	—	(2,644	(2,644)	—	—	—	—	2.644	2,644	2,644	—	—
Payments from intercompany borrowings	—	—	—	—	46,945	46,945	—	—		(46,945	(46,945)	—	—
Other, net	—	—	—	—	(164	(164)	—	—		—	—	(164	(164)
Net cash provided by (used in) investing activities	—	—	63,674	63,674	17,215	17,215	1,683	1,683		(122,311	(122,311)	(39,739	(39,739)
Cash flows from financing activities:
Borrowings under Media General Revolving Credit Facility	—	—	—	—	60,000	60,000	—	—		—	—	60,000	60,000
Repayments under Media General Revolving Credit Facility	—	—	—	—	(60,000	(60,000)	—	—		—	—	(60,000	(60,000)
Repayment of borrowings under Media General Credit Agreement	—	—	—	—	(170,000	(170,000)	—	—		—	—	(170,000	(170,000)
Repayment of borrowings under Shield Media Credit Agreement	—	—	—	—	—	—	(3,200	(3,200)		—	—	(3,200	(3,200)
Repayment of other borrowings	—	—	—	—	—	—	(950	(950)		—	—	(950	(950)
Payment for the acquisition of noncontrolling interest			—	—	(35,305	(35,305)	—	—		—	—	(35,305	(35,305)
Payment of dividend	—	—	—	—	(78,010	(78,010)	—	—		78,010	78,010	—	—
Proceeds from intercompany borrowing	—	—	—	—	2,644	2,644	—	—		(2,644	(2,644)	—	—
Payments on intercompany borrowing	—	—	(46,945	(46,945)	—	—	—	—		46,945	46,945	—	—
Exercise of stock options	—	—	—	—	2,272	2,272	—	—		—	—	2,272	2,272
Other, net	—	—	(625	(625)	(280	(280)	—	—		—	—	(905	(905)
Net cash (used in) provided by financing activities	—	—	(47,570	(47,570)	(278,679	(278,679)	(4,150	(4,150)		122,311	122,311	(208,088	(208,088)
Net (decrease) increase in cash and cash equivalents	—	—	(1,103	(1,103)	1,617	1,617	(766	(766)		—	—	(252	(252)
Cash and cash equivalents at beginning of year	—	—	1,103	1,103	35,925	35,925	4,063	4,063		—	—	41,091	41,091
Cash and cash equivalents at end of year		$—		$—		$37,542		$3,297			$—		$40,839

Media General, Inc.

Condensed Consolidated Statement of Cash Flows

For the Year Ended December 31, 2015

(In thousands)

	Media General	Media General	LIN Television Corporation	LIN Television Corporation	Guarantor Subsidiaries	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Eliminations	Consolidated	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities		$(1,402)		$6,541		$146,337		$5,472		$—		$156,948
Cash flows from investing activities:
Capital expenditures	—	—	(19,399	(19,399)	(34,995	(34,995)	(4,732	(4,732)	—	—	(59,126	(59,126)
Proceeds from the sale of PP&E	—	—	89	89	1,971	1,971	—	—	—	—	2,060	2,060
Release of restricted cash at qualified intermediary	—	—	—	—	119,903	119,903	—	—	—	—	119,903	119,903
Proceeds from spectrum sale	—	—	—	—	620	620	2,500	2,500	—	—	3,120	3,120
Receipt of dividend	—	—	78,010	78,010	—	—	—	—	(78,010	(78,010)	—	—
Payments from intercompany borrowings	2,025	2,025	—	—	48,493	48,493	—	—	(50,518	(50,518)	—	—
Payment of capital contributions	(3,011	(3,011)	—	—	—	—	—	—	3,011	3,011	—	—
Other, net	—	—	—	—	—	—	(28	(28)	—	—	(28	(28)
Net cash provided by (used in) investing activities	(986	(986)	58,700	58,700	135,992	135,992	(2,260	(2,260)	(125,517	(125,517)	65,929	65,929
Cash flows from financing activities:
Repayment of borrowings under Media General Credit Agreement	—	—	—	—	(160,000	(160,000)	—	—	—	—	(160,000	(160,000)
Repayment of borrowing on 2021 Notes	—	—	(15,000	(15,000)	—	—	—	—	—	—	(15,000	(15,000)
Repayment of borrowings under Shield Media Credit Agreement	—	—	—	—	—	—	(2,400	(2,400)	—	—	(2,400	(2,400)
Repayment of other borrowings	—	—	—	—	—	—	(1,161	(1,161)	—	—	(1,161	(1,161)
Cash paid for debt modification	—	—	—	—	(4,288	(4,288)	—	—	—	—	(4,288	(4,288)
Payment for share repurchases	—	—	—	—	(33,724	(33,724)	—	—	—	—	(33,724	(33,724)
Payment for the acquisition of noncontrolling interest			(10,872	(10,872)	—	—	—	—	—	—	(10,872	(10,872)
Payment of dividend	—	—	—	—	(78,010	(78,010)	—	—	78,010	78,010	—	—
Payments on intercompany borrowings	—	—	(50,518	(50,518)	—	—	—	—	50,518	50,518	—	—
Receipt of capital contributions	—	—	3,011	3,011	—	—	—	—	(3,011	(3,011)	—	—
Exercise of stock options	—	—	—	—	2,902	2,902	—	—	—	—	2,902	2,902
Other, net	—	—	(417	(417)	(655	(655)	(91	(91)	—	—	(1,163	(1,163)
Net cash (used in) provided by financing activities	—	—	(73,796	(73,796)	(273,775	(273,775)	(3,652	(3,652)	125,517	125,517	(225,706	(225,706)
Net increase (decrease) in cash and cash equivalents	(2,388	(2,388)	(8,555	(8,555)	8,554	8,554	(440	(440)	—	—	(2,829	(2,829)
Cash and cash equivalents at beginning of year	2,388	2,388	9,658	9,658	27,371	27,371	4,503	4,503	—	—	43,920	43,920
Cash and cash equivalents at end of year		$—		$1,103		$35,925		$4,063		$—		$41,091

Media General, Inc.

Condensed Consolidated Statement of Cash Flows

For the Year Ended December 31, 2014

(In thousands)

	Media General	Media General	LIN Television Corporation	LIN Television Corporation	Guarantor Subsidiaries	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Eliminations	Media General Consolidated	Media General Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities		$250		$(27,654)		$94,320		$1,856		$(250)		$68,522
Cash flows from investing activities:
Capital expenditures	—	—	(177	(177)	(35,807	(35,807)	(631	(631)	—	—	(36,615	(36,615)
Payment for acquisition of station assets	—	—	—	—	(175,662	(175,662)	—	—	—	—	(175,662	(175,662)
Proceeds from station sales	—	—	—	—	357,315	357,315	—	—	—	—	357,315	357,315
Cash and cash equivalents acquired in merger transaction	2,138	2,138	21,690	21,690	961	961	718	718	—	—	25,507	25,507
Cash consideration LIN Merger	—	—	—	—	(763,075	(763,075)	—	—	—	—	(763,075	(763,075)
Collateral refunds related to letters of credit	—	—	—	—	980	980	—	—	—	—	980	980
Proceeds from the sale of PP&E	—	—	4	4	25,881	25,881	29	29	—	—	25,914	25,914
Decrease in restricted cash at qualified intermediary	—	—	—	—	(119,903	(119,903)	—	—	—	—	(119,903	(119,903)
Receipt of dividend	—	—	19,503	19,503	—	—	—	—	(19,503	(19,503)	—	—
Advances on intercompany borrowings	—	—	(1,000	(1,000)	—	—	—	—	1,000	1,000	—	—
Payments from intercompany borrowings	—	—	1,545	1,545	4,003	4,003	—	—	(5,548	(5,548)	—	—
Other, net	—	—	—	—	(283	(283)	—	—			(283	(283)
Net cash provided by (used in) investing activities	2,138	2,138	41,565	41,565	(705,590	(705,590)	116	116	(24,051	(24,051)	(685,822	(685,822)
Cash flows from financing activities:
Borrowings under revolving credit facility	—	—	—	—	10,000	10,000	—	—	—	—	10,000	10,000
Repayment of borrowings under revolving credit facility	—	—	—	—	(10,000	(10,000)	—	—	—	—	(10,000	(10,000)
Principal borrowings under Media General Credit Agreement	—	—	—	—	889,687	889,687	—	—	—	—	889,687	889,687
Repayment of borrowings under Media General Credit Agreement	—	—	—	—	(84,000	(84,000)	—	—	—	—	(84,000	(84,000)
Principal borrowings under 2022 Senior Notes	—	—	—	—	398,000	398,000	—	—	—	—	398,000	398,000
Debt payoff LIN Merger	—	—	—	—	(577,610	(577,610)	—	—	—	—	(577,610	(577,610)
Repayment of borrowings under Shield Media Credit Agreement	—	—	—	—	—	—	(2,400	(2,400)	—	—	(2,400	(2,400)
Payment of dividend	—	—	(250	(250)	(19,503	(19,503)			19,753	19,753	—	—
Proceeds from intercompany borrowings	—	—					1,000	1,000	(1,000	(1,000)	—	—
Payments on intercompany borrowings	—	—	(4,003	(4,003)	(1,545	(1,545)			5,548	5,548	—	—
Debt issuance costs	—	—	—	—	(35,095	(35,095)	(103	(103)			(35,198	(35,198)
Exercise of stock options	—	—	—	—	603	603	—	—	0	0	603	603
Other, net	—	—	—	—	596	596	(76	(76)	0	0	520	520
Net cash (used in) provided by financing activities	—	—	(4,253	(4,253)	571,133	571,133	(1,579	(1,579)	24,301	24,301	589,602	589,602
Net increase (decrease) in cash and cash equivalents	2,388	2,388	9,658	9,658	(40,137	(40,137)	393	393	—	—	(27,698	(27,698)
Cash and cash equivalents at beginning of year	—	—	—	—	67,508	67,508	4,110	4,110	—	—	71,618	71,618
Cash and cash equivalents at end of year		$2,388		$9,658		$27,371		$4,503		$—		$43,920